Exhibit 2.2

AGREEMENT AND PLAN OF MERGER

by and among

HOMETOWN FINANCIAL GROUP, MHC

HOMETOWN FINANCIAL GROUP, INC. (a Massachusetts corporation),

HOMETOWN FINANCIAL GROUP, INC. (a Maryland corporation),

bankESB

and

PRIMARY BANK

_____________________

Dated as of July 6, 2026

TABLE OF CONTENTS

	Article I THE MERGER
1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	3
1.5	bankESB Common Stock.	3
1.6	Articles of Organization of Surviving Entity	3
1.7	Bylaws of Surviving Entity	3
1.8	Tax Consequences	3
1.9	Alternative Structure	3
1.10	Additional Actions	4
1.11	Absence of Control	4
	Article II EXCHANGE OF SHARES
2.1	Merger Consideration	4
2.2	Proration	6
2.3	Rights as Shareholders; Stock Transfers	7
2.4	Election and Exchange Procedures	8
2.5	Anti-Dilution Provisions	11
2.6	Reservation of Shares	11
2.7	Stock Options	11
2.8	Dissenters’ Rights	12
	Article III REPRESENTATIONS AND WARRANTIES OF PRIMARY
3.1	Corporate Organization	13
3.2	Capitalization	14
3.3	Authority; No Violation	16
3.4	Consents and Approvals	17
3.5	Reports	17
3.6	Financial Statements	18
3.7	Broker’s Fees	19
3.8	Absence of Certain Changes or Events	20
3.9	Legal Proceedings	20
3.10	Taxes and Tax Returns	20
3.11	Employees and Employee Benefit Plans	22
3.12	Compliance with Applicable Law	25
3.13	Certain Contracts	27
3.14	Agreements with Regulatory Agencies	28
3.15	Risk Management Instruments	29

3.16	Environmental Matters	29
3.17	Investment Securities and Commodities	30
3.18	Real Property	30
3.19	Intellectual Property; Company Systems	31
3.20	Related Party Transactions	32
3.21	State Takeover Laws	33
3.22	Reorganization	33
3.23	Opinion	33
3.24	Primary Information	33
3.25	Loan Portfolio	33
3.26	Insurance	35
3.27	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	35
3.28	CRA, Anti-Money Laundering, OFAC and Customer Information Security	35
3.29	No Other Representations or Warranties.	36
	Article IV REPRESENTATIONS AND WARRANTIES OF THE HOMETOWN PARTIES
4.1	Corporate Organization	37
4.2	Capitalization	38
4.3	Authority; No Violation	39
4.4	Consents and Approvals	40
4.5	Reports; Certain Contracts	40
4.6	Financial Statements	41
4.7	Broker’s Fees	43
4.8	Absence of Certain Changes or Events	43
4.9	Legal Proceedings	43
4.10	Taxes and Tax Returns	43
4.11	Employees and Employee Benefit Plans	44
4.12	Compliance with Applicable Law	44
4.13	Agreements with Regulatory Agencies	46
4.14	Risk Management Instruments	46
4.15	Environmental Matters	47
4.16	Investment Securities and Commodities	47
4.17	Real Property	47
4.18	Intellectual Property; Company Systems	48
4.19	State Takeover Laws	49
4.20	Reorganization	49
4.21	Hometown Information	49
4.22	Loan Portfolio	50
4.23	Insurance	50
4.24	No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.	51
4.25	Opinion	51
4.26	No Other Representations or Warranties.	51

	Article V COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1	Conduct of Businesses Prior to the Effective Time	51
5.2	Primary Forbearances	52
5.3	Hometown Forbearances	55
	Article VI ADDITIONAL AGREEMENTS
6.1	Regulatory Matters	56
6.2	Access to Information; Confidentiality	58
6.3	Non-Control	59
6.4	Shareholder Approval	59
6.5	Legal Conditions to Merger	61
6.6	Stock Exchange Listing	61
6.7	Employee Matters	61
6.8	Indemnification; Directors’ and Officers’ Insurance	63
6.9	Additional Agreements	64
6.10	Advise of Changes	65
6.11	Litigation	65
6.12	Acquisition Proposals	65
6.13	Public Announcements	67
6.14	Change of Method	68
6.15	Takeover Statutes	68
6.16	Operating Functions	68
6.17	Exemption from Liability under Section 16(b)	68
6.18	Corporate Governance	69
6.19	MHC Conversion from Mutual to Stock Form	69
	Article VII CONDITIONS PRECEDENT
7.1	Conditions to Each Party’s Obligation to Effect the Merger	70
7.2	Conditions to Obligations of the Hometown Parties	71
7.3	Conditions to Obligations of Primary	72
	Article VIII TERMINATION AND AMENDMENT
8.1	Termination	73
8.2	Effect of Termination	74

	Article IX GENERAL PROVISIONS
9.1	Nonsurvival of Representations, Warranties and Agreements	76
9.2	Amendment	76
9.3	Extension; Waiver	76
9.4	Expenses	76
9.5	Notices	76
9.6	Interpretation	77
9.7	Counterparts	78
9.8	Entire Agreement	78
9.9	Governing Law; Jurisdiction	78
9.10	Waiver of Jury Trial	79
9.11	Assignment; Third-Party Beneficiaries	79
9.12	Specific Performance	80
9.13	Severability	80
9.14	Confidential Supervisory Information	80
9.15	Delivery by Electronic Transmission	80

Exhibit A – Form of Primary Bank Voting and Lock-Up Agreement

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	66
Affiliate	77
Agreement	1
Appraisal Demand	12
Articles of Merger	2
Audited Financial Statements	17
bankESB	1
BHC Act	13
BOLI	34
Borrower	33
Brean Capital	19
Business day	77
Cash Consideration	4
Cash Conversion Number	4
Cash Election	5
Cash Election Shares	5
Certificate	7
Chosen Courts	77
Closing	2
Closing Date	2
Code	1
Confidentiality Agreement	58
Continuing Employee	60
Conversion	1
Conversion Offering	69
Conversion Prospectus	69
DIF	12
Dissenting Shares	11
DOL	22
Effective Time	2
Election	7
Election Deadline	8
Enforceability Exceptions	16
Environmental Laws	29
ERISA	21
Exchange Act	32
Exchange Agent	8
Exchange Ratio	5
FDIC	12
Federal Reserve Board	16
Financial Statements	17
Form of Election	7
GAAP	13

Governmental Entity	16
Hometown Benefit Plans	43
Hometown Disclosure Schedule	36
Hometown ERISA Affiliate	43
Hometown Financial	1
Hometown Financial Common Stock	37
Hometown Leased Real Property	47
Hometown MHC	1
Hometown Owned Properties	47
Hometown Parties	1
Hometown PTO Policy	62
Hometown Real Estate Leases	47
Hometown Regulatory Agencies	40
Hometown Regulatory Agreement	45
Hometown Reports	40
Hometown Subsidiaries	37
Hometown Systems	48
Intellectual Property	31
IRS	22
Knowledge	77
Laws	25
Liens	9
Litigation	64
Loan Participation	33
Loans	33
MA DOB	16
Mailing Date	7
Massachusetts Secretary	2
Material Adverse Effect	13
Materially Burdensome Regulatory Condition	57
Merger	1
Merger Consideration	5
MGL	2
Multiemployer Plan	23
Multiple Employer Plan	23
NASDAQ	16
Newco	1
Newco Common Stock	3
New Plans	61
NH Department	16
NHRSA	2
Non-Election Shares	5
PBGC	22
Permitted Encumbrances	30
Person	77
Personal Data	31

Plan of Conversion	1
Premium Cap	63
Primary	1
Primary 401(k) Plan	62
Primary Articles	13
Primary Benefit Plans	21
Primary Board Recommendation	59
Primary Common Stock	14
Primary Contract	27
Primary Disclosure Schedules	12
Primary Equity Plans	11
Primary ERISA Affiliate	21
Primary Indemnified Parties	63
Primary Leased Real Property	30
Primary Meeting	58
Primary Owned Properties	29
Primary PTO Policies	62
Primary Qualified Plans	22
Primary Real Estate Leases	30
Primary Regulatory Agencies	17
Primary Regulatory Agreement	28
Primary Reports	17
Primary Stock Option	11
Primary Subsidiary	13
Primary Systems	31
Primary Voting Agreements	2
Proxy Statement	16
PTO	62
Recommendation Change	59
Registration Statement	16
Representatives	65
Requisite Primary Vote	15
Requisite Regulatory Approvals	56
Restrictive Covenant	24
SEC	16
Securities Act	56
Security Breach	32
SRO	16
Stock Consideration	4
Stock Election	4
Stock Election Shares	4
Subsidiary	13
Subsidiary Bank Mergers	1
Superior Proposal	66
Surviving Entity	1
Surviving Entity 401(k) Plan	62

Takeover Statutes	32
Tax	21
Taxes	21
Tax Return	21
Termination Date	73
Termination Fee	74

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2026 (this “Agreement”), by and among Hometown Financial Group, MHC, a Massachusetts mutual holding company and the parent company of Hometown Financial (“Hometown MHC”), Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown Financial”), Hometown Financial Group, Inc., a Maryland corporation (“Newco”), bankESB, a Massachusetts savings bank (“bankESB” and collectively with Hometown MHC, Hometown Financial and Newco, the “Hometown Parties”), and Primary Bank, a New Hampshire bank (“Primary”).

W I T N E S S E T H:

WHEREAS, the Board of Trustees of Hometown MHC and the Boards of Directors of Hometown Financial, Newco, bankESB and Primary have determined that it is in the best interests of their respective companies and their constituencies and shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Primary will, subject to the terms and conditions set forth herein, merge with and into bankESB (the “Merger”), so that bankESB is the surviving entity in the Merger (the “Surviving Entity”);

WHEREAS, in furtherance thereof, the respective Boards of Trustees and Directors of Hometown MHC, Hometown Financial, Newco, bankESB and Primary have approved this Agreement and the transactions contemplated hereby and, in the case of Primary, have directed that this Agreement be submitted to a vote of its shareholders for approval and have recommended that its shareholders approve this Agreement;

WHEREAS, bankESB has entered into agreements and plans of merger, pursuant to which TruNorth Bank, a Massachusetts cooperative bank and wholly owned subsidiary of Hometown Financial, and bankHometown, a Massachusetts savings bank and wholly owned subsidiary of Hometown Financial, will each merge with and into bankESB, with bankESB as the surviving entity, which will operate under the name “TruNorth Bank” (the “Subsidiary Bank Mergers”, which will occur after the date of this Agreement but before the Closing Date, and, thus, for purposes of this Agreement, references to bankESB refer to bankESB in its current form as of the date of this Agreement, but the combined and renamed TruNorth Bank as of the Closing Date);

WHEREAS, in connection with the transactions described in this Agreement, it is intended that Hometown MHC, will convert from the mutual form of organization to the capital stock form of organization (the “Conversion”), and that in connection with such Conversion, (i) bankESB (as renamed TruNorth Bank), will become a wholly owned subsidiary of Newco and (ii) Newco will conduct a subscription offering of its common stock, and if necessary a community and/or firm commitment underwritten offering, all pursuant to a Plan of Conversion, subject to regulatory approval (the “Plan of Conversion”);

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and an inducement for the Hometown Parties to enter into this Agreement, all of the directors and executive officers of Primary have entered into separate Voting Agreements with Hometown Financial, substantially in the form attached hereto as Exhibit A (collectively, the “Primary Voting Agreements”) in connection with the Merger; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Massachusetts General Laws (as amended from time to time, the “MGL”), and the New Hampshire Revised Statutes Annotated (as amended from time to time, the “NHRSA”) at the Effective Time, Primary shall merge with and into bankESB. bankESB shall be the surviving entity in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Massachusetts. Upon consummation of the Merger, the separate corporate existence of Primary shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m., Eastern time, following the date in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by Law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) on the date of the closing of the Conversion, immediately following the closing of the Conversion, unless another date, time or place is agreed to in writing by the Hometown Parties and Primary. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) to be filed with the Secretary of the Commonwealth of the Commonwealth of Massachusetts (the “Massachusetts Secretary”) and articles of merger to be filed with the Department of State of the State of New Hampshire. The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the MGL, the NHRSA and this Agreement.

1.5 The Conversion. As of the date hereof, the Boards of Trustees of Hometown MHC and the Boards of Directors of Hometown Financial and bankESB have taken affirmative actions to implement the Conversion. In connection therewith, contemporaneously with the adoption of this Agreement, the Board of Trustees of the MHC will adopt the Plan of Conversion to convert into the capital stock form of organization. Section 1.5 of the Hometown Disclosure Schedule contains a copy of the Plan of Conversion to be adopted by Hometown MHC. Such Plan remains subject to review by the Hometown Regulatory Agencies and subject to approval by the corporators of Hometown MHC. Newco has been organized and incorporated to: (i) succeed to the rights and obligations of Hometown MHC and Hometown Financial; (ii) become the parent of bankESB upon the closing of the Conversion; and (iii) to offer for sale shares of common stock, based on the appraised pro forma market value of the Newco Common Stock issued in the Conversion, and any updates, as determined by the Independent Appraiser (as defined in the Plan of Conversion). Section 1.5 of the Hometown Disclosure Schedule lists the directors and officers of Newco. The shares of common stock of Newco, par value $0.01 per share (the “Newco Common Stock”) to be issued in connection with the Merger shall be authorized but unissued shares of Newco Common Stock, which shares shall be authorized and issued immediately following completion of the Conversion.

1.5 bankESB Common Stock. At and after the Effective Time, each share of bankESB Common Stock issued and outstanding immediately before the Effective Time shall remain an issued and outstanding share of bankESB Common Stock and shall not be affected by the Merger.

1.6 Articles of Organization of Surviving Entity. At the Effective Time, the articles of organization of bankESB in effect immediately before the Effective Time shall be the articles of organization of bankESB until thereafter amended in accordance with applicable law.

1.7 Bylaws of Surviving Entity. At the Effective Time, the bylaws of bankESB in effect immediately before the Effective Time shall be the bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.8 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.9 Alternative Structure. The Hometown Parties may, at any time before the Effective Time, change the method of effecting the combination of Primary (including the provisions of this Article I) if and to the extent they deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Primary’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of the Hometown Parties or Primary pursuant to this Agreement; (d) result in the Newco Common Stock not being registered with the

SEC pursuant to the Exchange Act or having its stock listed on national securities exchange; or (e) reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement. If the Hometown Parties make such a change, Primary agrees to execute an appropriate amendment to this Agreement to reflect such change.

1.10 Additional Actions. If, at any time after the Effective Time, the Hometown Parties shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, or record or otherwise, in the Hometown Parties its right, title or interest in, to or under any of the rights, properties or assets of Primary, or (ii) otherwise carry out the purposes of this Agreement, Primary and its officers and directors shall be deemed to have granted to the Hometown Parties an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Hometown Parties its right, title or interest in, to or under any of the rights, properties or assets of Primary or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Hometown Parties are authorized in the name of Primary or otherwise to take any and all such action.

1.11 Absence of Control. It is the intent of the parties to this Agreement that the Hometown Parties by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Primary and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Primary.

Article II

EXCHANGE OF SHARES

2.1 Merger Consideration.

(a) Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)
Each share of Newco Common Stock that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.
(ii)
All shares of Primary Common Stock issued and outstanding immediately before the Effective Time (other than Dissenting Shares and shares of Primary Common Stock to be cancelled pursuant to Section 2.1(b)) shall become and be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Sections 2.4 and subject to Section 2.2 and Section 2.5, the following:
A.
for each share of Primary Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Cash Election”), subject to adjustment, the right to receive in cash from Newco, without interest, an amount equal to $33.00 (the “Cash Consideration”) (collectively, “Cash Election Shares”); or
B.
for each share of Primary Common Stock with respect to which an election to receive Newco Common Stock has been effectively made and not revoked or lost, pursuant to Section 2.4 (a “Stock Election”), subject to adjustment, the right to receive from Newco the number of shares of Newco Common Stock equal to the Exchange Ratio (the “Stock Consideration”) (collectively, the “Stock Election Shares”); or
C.
for each share of Primary Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.4 (collectively, “Non-Election Shares”), the right to receive from Newco the Stock Consideration or the Cash Consideration will be determined in accordance with Section 2.2.

For purposes of this Agreement: (x) “Exchange Ratio” means 3.1 shares of Newco Common Stock (which represents a price of $31.00 divided by the $10.00, which Newco hereby represents is the price at which shares are being sold in the Conversion Offerings; however, if the price at which shares are being sold in the Conversion Offerings is changed from $10.00 per share, the Exchange Ratio will be proportionately and appropriately adjusted to provide the holders of Primary Common Stock the same economic benefit) and (y) the Cash Consideration and Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

(b) At the Effective Time, all shares of Primary Common Stock that are owned directly or indirectly by Hometown Financial or Primary, including any shares of Primary Common Stock held by Hometown Financial or any of its Subsidiaries or by Primary in respect of a debt previously contracted, other than shares that are held by Hometown Financial or Primary, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

(c) Holders of 50% of the outstanding shares of Primary Common Stock will be paid with Newco Common Stock and holders of 50% of the outstanding shares of Primary Common Stock will be paid in cash. In the event that elections made by Primary shareholders pursuant to the foregoing clauses of this Section 2.1 would result in less or more than 50% of the holders of the outstanding shares of Primary Common Stock being paid with Newco Common Stock or would result in more or less than 50% of the holders of the outstanding shares of Primary Common Stock being paid in cash, pro rata adjustments will be made in accordance with Section 2.2 to result in payment of 50% of the holders of the outstanding shares of Primary Common Stock in Newco Common Stock and 50% of the holders of the outstanding shares of Primary Common Stock in cash.

(d) If either of the tax opinions referred to in Sections 7.2(c) and 7.3(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger potentially failing to satisfy the “continuity of interest” requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Hometown Financial shall reduce the Cash Consideration and increase the Stock Consideration to the minimum extent necessary to enable the relevant tax opinions to be rendered.

2.2 Proration.

(a) Notwithstanding any other provision contained in this Agreement, the number of shares of Primary Common Stock to be converted into Cash Consideration (the “Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Primary Common Stock issued and outstanding as of the Effective Time (excluding Dissenting Shares and shares of Primary Common Stock to be canceled as provided in Section 2.1(b)) by (y) 0.5.

(b) Within five (5) Business Days after the Effective Time, Newco shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Primary Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

(i)
If the number of Cash Election Shares is greater than the Cash Conversion Number, then:
A.
all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration; and
B.
the Cash Election Shares of each holder thereof shall be converted into the right to receive the Stock Consideration with respect to that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Election Shares exceed (2) the Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.
(ii)
If the number of Cash Election Shares is less than the Cash Conversion Number, then:
A.
all Cash Election Shares shall be converted into the right to receive the Cash Consideration;
B.
the Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration with respect to that number of Stock Election Shares (rounded to the nearest whole share)

equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Stock Consideration; and
C.
the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Stock Consideration.
(iii)
If the number of Cash Election Shares is equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Stock Consideration.

2.3 Rights as Shareholders; Stock Transfers. All shares of Primary Common Stock, when converted as provided in Section 2.1(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of Primary Common Stock (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Primary Common Stock) (other than Certificates with respect to Dissenting Shares) shall thereafter represent only the right to receive for each such share of Primary Common Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of Newco Common Stock in accordance with Section 2.4(l). At the Effective Time, holders of the Primary Common Stock shall cease to be, and shall have no rights as, shareholders of Primary other than the right to receive the Merger Consideration and cash in lieu of fractional shares of Newco Common Stock as provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of Primary of shares of Primary Common Stock. If, after the Effective Time, Certificates representing Primary Common Stock (other than Certificates with respect to Dissenting Shares) are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

2.4 Election and Exchange Procedures.

(a)
Each holder of Primary Common Stock may specify in a request made in accordance with the provisions of this Section 2.4 (herein called an “Election”) (x) the number of shares of Primary Common Stock owned by such holder with respect to which such holder of Primary Common Stock desires to make a Stock Election and (y) the number of shares of Primary Common Stock owned by such holder of Primary Common Stock with respect to which such holder of Primary Common Stock desires to make a Cash Election.
(b)
Hometown Financial shall prepare a form reasonably acceptable to Primary (the “Form of Election”), which shall be mailed to Primary’s shareholders of record so as to permit Primary shareholders to exercise their right to make an Election before the Election Deadline.
(c)
The Form of Election shall be mailed to each holder of Primary Common Stock not less than thirty (30) calendar days before the anticipated Effective Time or on such date as Primary and Hometown Financial shall mutually agree (the “Mailing Date”).
(d)
Any Election shall have been made properly only if the Person authorized to receive Elections and to act as Exchange Agent under this Agreement, which Person shall be designated by Newco and reasonably acceptable to Primary (the “Exchange Agent”), pursuant to an agreement entered into before Closing shall have received, by 5:00 p.m. local time in the city in which the principal office of such Exchange Agent is located, on the date that is the twenty-fifth (25th) calendar day following the Mailing Date (the “Election Deadline”), a Form of Election properly completed and signed accompanied by the Certificates representing Primary Common Stock as to which such Form of Election is being made or by an appropriate guarantee of delivery of such Certificates, as set forth in the Form of Election.
(e)
Any Primary shareholder may, at any time before the Election Deadline, change or revoke his or her Election by written notice received by the Exchange Agent before the Election Deadline accompanied by a properly completed and signed revised Form of Election. If Newco, after consultation with the Exchange Agent, shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Primary Common Stock, such Election shall be deemed to be not in effect, and the shares of Primary Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)
All Elections shall be revoked automatically if the Exchange Agent is notified in writing by Newco or Primary that this Agreement has been terminated in accordance with Article VII.
(g)
If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.4(i) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, in the sole discretion of the Exchange Agent, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into before Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of Newco Common Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder such amounts as the Exchange Agent determines is necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, Newco) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of Newco Common Stock) otherwise payable pursuant to this Agreement to any holder of Primary Common Stock such amounts as the Exchange Agent or Newco, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or Newco, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Primary Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent or Newco, as the case may be.
(h)
At least one (1) business day before the Effective Time, Newco shall, for the benefit of the holders of Primary Common Stock pursuant to this Article II (i) provide evidence to the Exchange Agent of a number of authorized shares sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) deposit, or shall cause to be deposited, with the Exchange Agent an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Newco Common Stock, each to be given to the holders of Primary Common Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, Newco shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at Newco’s option, evidence of shares in book-entry form, representing the shares of Newco Common Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the Cash Consideration and the estimated amount of cash to be paid in lieu of fractional shares of Newco Common Stock, each to be given to the holders of Primary Common Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to Newco. Any holder of Certificates who has not theretofore exchanged his or her Certificates or for the Merger Consideration pursuant to this Article II who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to Newco, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II. If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed before the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Newco (and to the extent not in its possession shall be delivered to it), free and clear of all liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), of any Person previously entitled to such property. Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Primary

Common Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Newco and the Exchange Agent shall be entitled to rely upon the stock transfer books of Primary to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.
(i)
Promptly after the Effective Time, but in no event later than five (5) business days thereafter, Newco shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates (other than Certificates with respect to Dissenting Shares) to the Exchange Agent and who was, immediately before the Effective Time, a holder of record of Primary Common Stock a notice advising such holders of the effectiveness of the Merger, including a form of letter of transmittal in a form reasonably satisfactory to Newco and Primary containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery of such Certificates to the Exchange Agent, proper delivery of the Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of Newco, a statement reflecting shares issued in book-entry form, representing the number of whole shares of Newco Common Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.4(l) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.4(k), and the Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.
(j)
In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s) to be lost, stolen or destroyed and, if required by Newco or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or Newco with respect to such Certificate(s), Newco shall cause the Exchange Agent to issue the Merger Consideration deliverable, and any cash, unpaid dividends or other distributions that would be payable or deliverable, in respect of the shares of Primary Common Stock represented by such lost, stolen or destroyed Certificates.
(k)
No dividends or other distributions with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of Newco Common Stock shall be paid by Newco to the Exchange Agent, in each case until the surrender of such Certificate in accordance with subsection (i). Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate, there shall be paid to the holder of the whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Newco Common Stock and the amount of any cash payable in lieu of a fractional share of Newco Common Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but before such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Newco Common Stock. Newco shall make available to the Exchange Agent cash for these purposes, if necessary.
(l)
Notwithstanding any other provision hereof, no fractional shares of Newco Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by Newco shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Newco. In lieu of any such fractional shares, Newco shall pay to each holder of a fractional share of Newco Common Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Cash Consideration, rounded to the nearest whole cent. Notwithstanding any other provision contained in this Agreement, funds utilized to acquire fractional shares as aforesaid shall be furnished by Newco on a timely basis and shall in no event be derived from or diminish the Cash Consideration available for distribution as part of the Merger Consideration.

2.5 Anti-Dilution Provisions. In the event Primary changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Primary Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the Primary Common Stock and the record date therefor shall be before the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

2.6 Reservation of Shares. Effective upon the date of this Agreement, Newco shall reserve for issuance a sufficient number of shares of the Newco Common Stock for the purpose of issuing shares of Newco Common Stock to Primary shareholders in accordance with this Article II.

2.7 Stock Options.

(a) Effective as of the Effective Time, each option granted by Primary to purchase shares of Primary Common Stock under the Primary Bank 2015 Stock Incentive Plan and the Primary Bank 2020 Stock Incentive Plan (the “Primary Equity Plans”), whether vested or unvested, that is outstanding and unexercised immediately before the Effective Time (a “Primary Stock Option”), shall be cancelled and automatically converted into the right to receive a cash payment from Primary equal to (i) the number of shares of Primary Common Stock subject to such Primary Stock Option at the Effective Time, multiplied by (ii) the amount by which $33.00 exceeds the per share exercise price of such Primary Stock Option, less applicable taxes and withholdings and without interest. For the avoidance of doubt, Newco shall not assume any Primary Stock Options.

(b) Prior to the Effective Time Primary shall take all actions that may be necessary or required (under any Primary Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.7, (ii) to terminate the Primary Equity Plans as of the Effective Time without any further obligation or liability and (iii) to ensure that, from and after the Effective Time, holders of Primary Stock Options shall have no rights with respect to thereto other than those rights specifically provided in Section 2.7(a).

2.8 Dissenters’ Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, other than as provided in this Section 2.8, any shares of Primary Common Stock that are issued and outstanding immediately before the Effective Time and are held by a holder who (i) has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with New Hampshire law and (ii) as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (through failure to perfect or otherwise) (such shares, “Dissenting Shares”) shall not be converted into or represent the right to receive any portion of the Merger Consideration to be paid pursuant to Section 2.1 but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under New Hampshire law. From and after the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a shareholder of the Surviving Entity.

(b) Notwithstanding the provisions of Section 2.8(a), if any holder of Primary Common Stock who has duly and validly demanded appraisal of such shares in connection with the Merger in accordance with New Hampshire law effectively withdraws or loses such appraisal rights (through failure to perfect or otherwise), then such shares shall no longer be Dissenting Shares and, as of the later of the Effective Time and the occurrence of such withdrawal or loss, such shares shall automatically be converted into the right to receive, without interest, the additional consideration to be paid pursuant to Section 2.1 hereto with respect to such shares pursuant to and in accordance with this Agreement.

(c) Primary shall give Newco prompt written notice of the receipt of any written notice of any demand for appraisal for any Primary Common Stock, withdrawals of such demands or any intent to demand or withdraw the foregoing, and any other instruments served pursuant to New Hampshire law and received by Primary that relate to any such demand for appraisal (each, an “Appraisal Demand”), and Newco shall have the right to participate in all negotiations and proceedings with respect to any Appraisal Demand or any threatened Appraisal Demand, including those that take place before the Effective Time. Primary shall not voluntarily make any payment with respect to, or settle or offer to settle, any Appraisal Demand before the Effective Time without the prior written approval of Newco.

Article III

REPRESENTATIONS AND WARRANTIES OF PRIMARY

Except as disclosed in the disclosure schedule delivered by Primary to the Hometown Parties concurrently herewith (the “Primary Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Primary Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Primary that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify any other section of this Article III specifically referenced or cross-referenced, Primary hereby represents and warrants to the Hometown Parties as follows:

3.1 Corporate Organization.

(a) Primary is a bank chartered under the laws of the State of New Hampshire and is duly organized, validly existing and in good standing under the laws of the State of New Hampshire. The deposits of Primary are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (the “DIF”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Primary has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Primary is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary. As used in this Agreement, “Material Adverse Effect” means, with respect to the Hometown Parties, Primary or the Surviving Entity, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including a federal government shutdown or the outbreak of war or acts of terrorism) or in economic or market conditions (including equity, credit and debt markets, as well as changes in interest rates and the imposition of tariffs and any retaliatory responses) affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health events, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers, vendors or employees) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of Primary’s common stock or the failure of a party, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred) or (G) the expenses incurred by Primary or the Hometown Parties in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate, or (ii) the ability of such party to timely consummate the transactions contemplated hereby, including the Conversion. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in Section 2(d) of the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Primary Articles of Agreement (the “Primary Articles”) and the Primary Bylaws, as in effect as of the date of this Agreement, have previously been made available by Primary to the Hometown Parties.

(b) Each Subsidiary of Primary (a “Primary Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Primary, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Primary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. Other than Primary and those Subsidiaries set forth in Section 3.1(b) of the Primary Disclosure Schedule, there are no Primary Subsidiaries. True and complete copies of the organizational documents of each Primary Subsidiary as in effect as of the date of this Agreement have previously been made available by Primary to the Hometown Parties. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Primary other than the Primary Subsidiaries.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Primary consists of 10,000,000 shares of common stock, $0.01 par value per share (the “Primary Common Stock”). As of July 1, 2026, there are (i) 4,879,698 shares of Primary Common Stock issued and outstanding (ii) no shares of Primary Common Stock held in treasury, (iii) 378,806 shares of Primary Common Stock reserved for issuance upon the exercise of the outstanding

Primary Stock Options and (iv) no other shares of capital stock or other equity securities of Primary issued, reserved for issuance or outstanding, other than the 443,437 shares of Primary Common Stock reserved by Primary’s transfer agent, Computershare, with respect to Primary Common Stock authorized for issuance under Primary’s 2020 Equity Incentive Plan for which no awards have been granted as of the date of this Agreement. All of the issued and outstanding shares of Primary Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Primary does not have any preferred stock authorized under the Primary Articles. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Primary may vote. Except as set forth on Section 3.2 of the Primary Disclosure Schedule, no trust preferred or subordinated debt securities of Primary are issued or outstanding. Other than Primary Stock Options issued before the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Primary, or contracts, commitments, understandings or arrangements by which Primary may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Primary, or that otherwise obligate Primary to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Except as set forth and described on Section 3.2(a) of the Primary Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Primary is a party or is bound with respect to the voting or transfer of Primary Common Stock or other equity interests of Primary, other than the Primary Voting Agreements. Section 3.2(a) of the Primary Disclosure Schedule sets forth the number, date and price of shares of Primary Common Stock purchased by Primary from any Primary shareholder during the past two years pursuant to any shareholder agreement or otherwise (other than in connection with shares of equity compensation withheld to pay applicable taxes). Section 3.2 of the Primary Disclosure Schedule sets forth a true, correct and complete list of all Primary Stock Options issued and outstanding under each Primary Equity Plan specifying, on a holder-by-holder basis, the (A) name of each holder, (B) number of shares subject to each such Primary Stock Option, (C) grant date of each such Primary Stock Option, (D) vesting schedule for each such Primary Stock Option, (E) exercise price for each such Primary Stock Option, and (F) expiration date for each such Primary Stock Option. Other than the Primary Stock Options, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Primary or any of its Subsidiaries) are outstanding. The Primary Equity Plans and the Primary 2019 Director Stock Compensation Plan are the only plans pursuant to which equity awards may be or have been issued or granted to employees, officers or directors of Primary or its affiliates. No equity awards other than Primary Stock Options have been granted or issued under the Primary Equity Plans or the Primary 2019 Director Stock Compensation Plan.

(b) Primary owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Primary Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Primary Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Primary has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Directors of Primary. The Board of Directors of Primary has (i) determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable, fair and in the best interests of Primary and its shareholders, (ii) adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger), (iii) has directed that this Agreement and the transactions contemplated hereby be submitted to Primary’s shareholders for approval at a duly called and convened meeting of such shareholders, (iv) has recommended that the shareholders of Primary approve this Agreement and the transactions contemplated hereby, and (v) has approved resolutions to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of the holders of a majority of all of the votes entitled to be cast at the Primary Meeting by the holders of shares entitled to vote thereon (the “Requisite Primary Vote”), no other corporate proceedings on the part of Primary are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Primary and (assuming due authorization, execution and delivery by the Hometown Parties) constitutes a valid and binding obligation of Primary, enforceable against Primary in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Primary nor the consummation by Primary of the transactions contemplated hereby (including the Merger), nor compliance by Primary with any of the terms or provisions hereof, will (i) violate any provision of the Primary Articles or the Primary Bylaws, or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Primary or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Primary or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Primary or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound, except, in the case of clauses (x) and (y) above, for such violations, conflicts, breaches or defaults that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary.

3.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the Nasdaq Stock Market LLC (“NASDAQ”) and the approval of the listing of such Newco Common Stock on the NASDAQ, (b) the filing of any required applications, filings and notices with respect to the Merger, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with respect to the Merger, as applicable, with the Massachusetts Division of Banks (the “MA DOB”) and the New Hampshire Banking Department (the “NH Department”) and approval of such applications, filings and notices, (d) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Primary’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form S-1 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Newco in connection with the transactions contemplated by the Conversion and this Agreement (the “Registration Statement”) and the declaration of effectiveness of the Registration Statement, (e) the filing of the Articles of Merger with the Massachusetts Secretary and articles of merger to be filed with the Department of State of the State of New Hampshire as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (an “SRO”) (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Primary of this Agreement or (ii) the consummation by Primary of the Merger and the other transactions contemplated hereby. As of the date hereof, Primary is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports. Primary and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments (the “Primary Reports”) required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the NH Department, (iii) the FDIC and (iv) any foreign regulatory authority ((i) – (iv), are collectively referred to as the “Primary Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Primary Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Primary. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary. Subject to Section 9.14 and except as set forth on Section 3.5 of the Primary Disclosure Schedule (i) other than normal examinations conducted by a Primary Regulatory Agency in the ordinary course of business of Primary and its Subsidiaries, no Primary Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Primary, investigation into the business or operations of Primary or any of its Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Primary Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Primary or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Primary Regulatory Agency with respect to the business, operations, policies or procedures of Primary or any of its Subsidiaries since January 1, 2023, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary.

3.6 Financial Statements.

(a) The (A) audited consolidated balance sheets as of December 31, 2023, December 31, 2024 and December 31, 2025 and the related audited consolidated statements of operations, changes in stockholders’ equity and cash flows for the fiscal years ended December 31, 2023, December 31, 2024 and December 31, 2025 of Primary and its Subsidiaries (the “Audited Financial Statements”) and (B) unaudited interim consolidated balance sheet as of March 31, 2026 and the related unaudited interim consolidated statements of operations, changes in stockholders’ equity and cash flows for the three months ended March 31, 2026 of Primary and its Subsidiaries (including, in each case, the notes, if any, thereto) (the financial statements described in clauses (A) and (B) collectively, the “Financial Statements”) have been made available to the Hometown Parties and (i) have been prepared from, and are in accordance with, the books and records of Primary, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Primary and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Primary and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2023, no independent public accounting firm of Primary has resigned (or informed Primary that it intends to resign) or been dismissed as independent public accountants of Primary as a result of, or in connection with, any disagreements with Primary on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Primary Bank included in the consolidated reports of condition and income (call reports) of Primary Bank complied, as of their respective dates of filing with the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Neither Primary nor any of its Subsidiaries has any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of

Primary for the fiscal year ended December 31, 2023, December 31, 2024 or December 31, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since December 31, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Primary and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Primary or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Primary. Primary (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP, and (B) ensure that material information relating to Primary, including its Subsidiaries is made known to the chief executive officer and the chief financial officer of Primary by others within those entities, and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Primary’s independent registered public accounting firm and the audit committee of Primary’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect Primary’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Primary, any fraud, whether or not material, that involves management or other employees who have a significant role in Primary’s internal controls over financial reporting. These disclosures were made in writing by management to Primary’s independent registered public accounting firm and audit committee.

(d) Since January 1, 2023, (i) neither Primary nor any of its Subsidiaries, nor, to the knowledge of Primary, any director, officer, auditor, accountant or representative of Primary or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Primary or any of its Subsidiaries or its internal accounting controls, including any material complaint, allegation, assertion or claim that Primary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Primary or any of its Subsidiaries, whether or not employed by Primary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Primary or any of its officers, directors, employees or agents to the Board of Directors of Primary or any committee thereof or, to the knowledge of Primary, to any director or officer of Primary.

3.7 Broker’s Fees. With the exception of the engagement of Brean Capital, LLC (“Brean Capital”), neither Primary nor any Primary Subsidiary nor any of its respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Primary has disclosed to the Hometown Parties as of the date hereof the aggregate fees provided for in connection with the engagement by Primary of Brean Capital related to the Merger and the other transactions contemplated hereby and has made available to the Hometown Parties the engagement agreement between Primary and Brean Capital.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Primary.

(b) Except as set forth on Section 3.8(b) of the Primary Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2025, Primary and its Subsidiaries have carried on its businesses in all material respects in the ordinary course of business.

(c) Except with respect to matters set forth in Section 3.8(c) of the Primary Disclosure Schedule, since December 31, 2025, neither Primary nor its Subsidiaries have taken any action or failed to take any action that would have resulted in a breach of Section 5.2 had such act or omission occurred during the period from the date hereof to the Effective Time or the earlier termination of this Agreement in accordance with its terms.

3.9 Legal Proceedings.

(a) Neither Primary nor any of its Subsidiaries is a party to any, and there are no pending or, to Primary’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Primary or any of its Subsidiaries or any of their current or former directors or executive officers, (i) which if determined adversely to Primary would have a material adverse impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Primary, any of its Subsidiaries or the assets of Primary or its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Primary and its Subsidiaries, taken as a whole.

3.10 Taxes and Tax Returns.

(a) Each of Primary and its Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects.

(b) All Taxes of Primary and its Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Primary and its Subsidiaries included (or incorporated by reference) in the Primary Reports (including the related notes, where applicable). Each of Primary and its Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

(c) No claim has been made in writing by any Governmental Entity in a jurisdiction where Primary or any of its Subsidiaries does not file Tax Returns that Primary is or may be subject to taxation by that jurisdiction.

(d) There are no Liens for Taxes on any of the assets of Primary or any of its Subsidiaries other than Liens for Taxes not yet due and payable.

(e) Neither Primary nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no pending or threatened disputes, claims, audits, examinations, investigations, or other proceedings regarding any material Tax of Primary and its Subsidiaries or the assets of Primary and its Subsidiaries, which have not been paid, settled or withdrawn or for which adequate reserves have not been established.

(f) Neither Primary nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable year (or portion thereof) ending after the Closing Date as a result of any (i) intercompany transaction or excess loss account described in Treasury regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (ii) installment sale or open transaction made on or before the Closing Date, or (iii) prepaid amount received on or before the Closing Date.

(g) Neither Primary nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Primary or any its Subsidiaries). Neither Primary nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group of which Primary was the common parent) or (ii) have any liability for the Taxes of any person (other than Primary or any of its Subsidiaries) arising from the application of Treasury regulation Section 1.1502-6, or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise.

(h) Neither Primary nor any of its Subsidiaries has distributed stock to another person, or has had its stock distributed by another person during the two-year period ending on the date hereof that was intended to be governed in whole or in part by Section 355 of the Code.

(i) Neither Primary nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1). Primary is not and has not been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) As used in this Agreement, the term “Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, escheat and unclaimed property, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

(k) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees and Employee Benefit Plans.

(a) Section 3.11(a) of the Primary Disclosure Schedule sets forth a true, correct and complete list of all Primary Benefit Plans. For purposes hereof, “Primary Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, whether funded or unfunded, and all other pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, restricted stock unit, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which Primary or any Subsidiary or any trade or business of Primary or any of its Subsidiaries, whether or not incorporated, all of which together with Primary would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Primary ERISA Affiliate”), is a party or has any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by Primary or any Primary ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Primary or any Primary ERISA Affiliate.

(b) Primary has made available to the Hometown Parties true, correct and complete copies of the following documents with respect to each of Primary Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Primary Benefit Plan, (iii) where any Primary Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last three (3) plan years and summary annual reports, with schedules, (v) the most recently received IRS determination letter, if any, relating to any Primary Benefit Plan and (vi) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(c) Each Primary Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all laws, including ERISA and the Code. Neither Primary nor any of its Subsidiaries has made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Primary Benefit Plan, and neither Primary nor any of its Subsidiaries has any knowledge of any fact or occurrence that would qualify for correction under any such program.

(d) Section 3.11(d) of the Primary Disclosure Schedule sets forth a true, correct, and complete list of each Primary Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Primary Qualified Plans”). Each Primary Qualified Plan has received a favorable determination letter or opinion letter from the IRS, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of Primary, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Primary Qualified Plan or the exempt status of the related trust. Except as set forth in Section 3.11(d) of the Primary Disclosure Schedule, no trust funding any Primary Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Primary Benefit Plan that is subject to Section 409A of the Code has been administered and documented in compliance in all material respects with the requirements of Section 409A of the Code. All elections made with respect to compensation deferred under an arrangement subject to Section 409A of the Code have been made in accordance in all material respects with the requirements of Section 409(a)(4) of the Code, to the extent applicable. Neither Primary nor any of its Subsidiaries (i) has taken any action, or has failed to take any action, that has resulted or could reasonably be expected to result in the interest and tax penalties specified in Section 409A(a)(1)(B) of the Code being owed by any participant in a Primary Benefit Plan, or (ii) has not agreed to reimburse or indemnify any participant or beneficiary in a Primary Benefit Plan for any income taxes or the interest or penalties that may be payable as a result of Section 409A(a)(1)(B) of the Code that may be currently due or triggered in the future.

(f) With respect to each Primary Benefit Plan that is subject to Title IV or Section 302 of ERISA or Sections 412, 430 or 4971 of the Code, (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such Primary Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Primary Benefit Plan’s actuary with respect to such Primary Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such Primary Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Primary or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Primary Benefit Plan.

(g) None of Primary, its Subsidiaries nor any Primary ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that is subject to Section 413(c) of the Code or that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Primary and its Subsidiaries nor any Primary ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h) Neither Primary nor any of its Subsidiaries has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All contributions required to be made to any Primary Benefit Plan by law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Primary Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Primary.

(j) There are no pending or, to Primary’s knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Primary’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim, lawsuit or arbitration, against Primary Benefit Plans, any fiduciaries thereof with respect to their duties to Primary Benefit Plans or the assets of any of the trusts under any of Primary Benefit Plans that could reasonably be expected to result in any liability of Primary or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Primary Benefit Plan, or any other party.

(k) None of Primary and its Subsidiaries nor any Primary ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of Primary Benefit Plans or their related trusts, Primary, any of its Subsidiaries, any Primary ERISA Affiliate or any person that Primary or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Except as set forth in Section 3.11(l) of the Primary Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or as a result of such transactions in conjunction with any other event) result in, cause the vesting, exercisability, delivery or funding of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of Primary or any of its Subsidiaries, or result in any limitation on the right of Primary or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Primary Benefit Plan or related trust. Without limiting the generality of the foregoing, except as set forth in Section 3.11(l) of the Primary Disclosure Schedule, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Primary or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Primary nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Primary or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m) Except as set forth in Section 3.11(m) of the Primary Disclosure Schedule, no Primary Benefit Plan provides for the gross-up or reimbursement of Taxes, under Section 409A or 4999 of the Code or otherwise.

(n) There are no pending or, to Primary’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Primary or any of its Subsidiaries, or any strikes or other material labor disputes against Primary or any of its Subsidiaries. Neither Primary nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Primary or any of its Subsidiaries and, to the knowledge of Primary, there are no organizing efforts by any union or other group seeking to represent any employees of Primary and no employees of Primary or any of its Subsidiaries are represented by any labor organization.

(o) To the knowledge of Primary, no current or former employee or independent contractor of Primary or any of its Subsidiaries is in violation in any material respect of any term of any restrictive covenant obligation, including any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation (a “Restrictive Covenant”), or any employment or consulting contract, common law nondisclosure obligation, fiduciary duty, or other obligation, to (i) Primary or any of its Subsidiaries, or (ii) any former employer or engager of any such individual relating to (A) the right of any such individual to work for Primary or any of its Subsidiaries, or (B) the knowledge or use of trade secrets or proprietary information.

(p) Neither Primary nor any of its Subsidiaries is a party to any settlement agreement with a current or former director or officer, employee or independent contractor of Primary or any of its Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either a director or officer of Primary or any of its Subsidiaries. To the knowledge of Primary, no allegations of sexual harassment or sexual misconduct have been made against any director or officer of Primary or any of its Subsidiaries.

3.12 Compliance with Applicable Law. Primary holds and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary, and, to the knowledge of Primary, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Primary and each of its Subsidiaries has complied in all material respects with and is not in material default or violation under any applicable federal, state, local or foreign law, statute, order, constitution, treaty, convention, ordinance, code, decree, rule, regulation, judgment, writ, injunction, policy, permit, authorization or common law or agency requirement (“Laws”) of any Governmental Entity relating to Primary or any of its Subsidiaries, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, or money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, the New Hampshire Depository Bank Act, as amended, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. Primary has a Community Reinvestment Act rating of “satisfactory” or better, and Primary does not anticipate that a current “satisfactory” or better rating will be reduced. Without limitation, none of Primary or any of its Subsidiaries, or to the knowledge of Primary, any director, officer, employee, agent or other person acting on behalf of Primary or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Primary or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Primary, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Primary or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Primary or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Primary or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Primary or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Primary: (i) Primary and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Primary, or any of its Subsidiaries or any of its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of Primary Disclosure Schedule, as of the date hereof, neither Primary nor any of its Subsidiaries is a party to or bound by any contract, agreement, arrangement, commitment or understanding (whether written or oral):

(i)
with respect to the employment of any directors, officers, or employees that requires the payment of more than $50,000 annually in total cash compensation that is not terminable on sixty (60) or fewer days’ notice by Primary or a Subsidiary without the payment of severance;
(ii)
that, upon the execution or delivery of this Agreement, shareholder approval of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether severance pay or otherwise) becoming due from the Hometown Parties, Primary, the Surviving Entity, or any of their respective Subsidiaries to any officer or employee thereof;
(iii)
that contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Primary or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business;
(iv)
with or to a labor union or guild (including any collective bargaining agreement);
(v)
any of the benefits of which (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;
(vi)
that relates to the incurrence of indebtedness by Primary or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Banks and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $75,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions;
(vii)
that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Primary or its Subsidiaries;

(viii)
that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Primary or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than the condition of notice);
(ix)
that includes an indemnification obligation of Primary or any of its Subsidiaries with a maximum potential liability in excess of $50,000;
(x)
that involves aggregate payments or receipts by or to Primary or any of its Subsidiaries in excess of $50,000 in any twelve-month period, other than those terminable on sixty (60) days or less notice without payment by Primary or any Subsidiary of Primary of any material penalty; or
(xi)
that would be considered a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Primary Disclosure Schedule, is referred to herein as a “Primary Contract,” and neither Primary nor any of its Subsidiaries knows of, or has received notice of, any material violation of any Primary Contract by any of the parties thereto.

(b) Primary has made available to the Hometown Parties a true, correct and complete copy of each written Primary Contract and each written amendment to any Primary Contract. Section 3.13(b) of the Primary Disclosure Schedule sets forth a true, correct and complete description of any oral Primary Contract and any oral amendment to any Primary Contract.

(c) Each Primary Contract is valid and binding on Primary or one of its Subsidiaries and is in full force and effect. Each Primary Contract is enforceable in all material respects against Primary or the applicable Subsidiary and, to the knowledge of Primary, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Primary and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Primary Contract. To the knowledge of Primary, each third-party counterparty to each Primary Contract has in all material respects performed all obligations required to be performed by it under such Primary Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Primary or any of its Subsidiaries under any such Primary Contract. Neither Primary nor any of its Subsidiaries has received or delivered any notice of cancellation or termination of any Primary Contract.

3.14 Agreements with Regulatory Agencies. Subject to Section 9.14, neither Primary nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request, recommendation, or suggestion of, any Primary Regulatory Agency or other Governmental Entity that currently restricts or would reasonably be expected to restrict the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Primary Disclosure Schedule, a “Primary Regulatory Agreement”), nor has Primary or any of its Subsidiaries been advised in writing, or to Primary’s knowledge, orally, since January 1, 2023, by any Primary Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Primary Regulatory Agreement, nor does Primary believe that any such Primary Regulatory Agreement is likely to be initiated, ordered or requested. Primary and its Subsidiaries are in compliance in all material respects with each Primary Regulatory Agreement to which it is a party or is subject. Primary and its Subsidiaries have not received any notice from any Governmental Entity indicating that Primary or its Subsidiaries is not in compliance in any material respect with any Primary Regulatory Agreement.

3.15 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Primary, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Primary, any of its Subsidiaries or for the account of a customer of Primary or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Primary Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Primary or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect, and (b) Primary and each of its Subsidiaries has duly performed in all material respects all of its material obligations thereunder to the extent that such obligations to perform have accrued, and, to Primary’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Primary, Primary and its Subsidiaries are in compliance, and has complied since January 1, 2023, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages; (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Primary, any private environmental investigations or remediation activities or investigations by a Governmental Entity of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Primary or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Primary. To the knowledge of Primary, there is no reasonable basis for any such proceeding, claim, action or investigation by a Governmental Entity that would impose any liability or obligation on Primary. Primary is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of understanding by or with any Governmental Entity or other third party imposing any liability or obligation with respect to the foregoing.

3.17 Investment Securities and Commodities.

(a) Each of Primary and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Primary Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Primary or its Subsidiaries. Such securities and commodities are valued on the books of Primary in accordance with GAAP in all material respects.

(b) Primary and its businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Primary believes are prudent and reasonable in the context of such businesses, and Primary has, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Primary has made available to the Hometown Parties the material terms of such policies, practices and procedures.

3.18 Real Property(d).

(a) Section 3.18(a) of the Primary Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all the real property owned by Primary and its Subsidiaries (collectively, “Primary Owned Properties”). Primary has good and marketable title to all Primary Owned Property (except properties sold or otherwise disposed of in accordance with Sections 5.1 and 5.2), free and clear of all Liens (except statutory Liens securing payments not yet due or Liens for real property Taxes not yet due and payable), easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”).

(b) Section 3.18(b) of the Primary Disclosure Schedule sets forth as of the date hereof, a true, correct and complete list of all the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which Primary or any of its Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by Primary or any of its Subsidiaries on the date hereof (collectively, the “Primary Leased Real Property”), whether in Primary’s or any of and its Subsidiaries’ capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Primary Real Estate Leases”). Primary or its Subsidiaries has valid leasehold interests in the Primary Leased Real Property, free and clear of all Liens, except Permitted Encumbrances. Each Primary Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of Primary, the lessor, and (ii) enforceable against Primary or the applicable Subsidiary and, to the knowledge of Primary, the counterparty thereto (except as may be limited by the Enforceability Exceptions). Primary and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Primary Real Estate Lease, and to the knowledge of Primary, each counterparty to each Primary Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Primary Real Estate Lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Primary or any of its Subsidiaries under any Primary Real Estate Lease. Primary has made available to the Hometown Parties a true, correct and complete copy of each written Primary Real Estate Lease and each written amendment or modification to any Primary Real Estate Lease.

(c) Neither Primary nor and of its Subsidiaries has leased, subleased, licensed or otherwise granted any person a right to use or occupy all or any portion of any Primary Owned Property or Primary Leased Real Property. There are no pending or, to the knowledge of Primary, threatened condemnation proceedings against the Primary Owned Property or Primary Leased Real Property. Section 3.18(c) of the Primary Disclosure Schedule lists each Real Estate Lease that will require approval from the landlord as the result of the Merger.

3.19 Intellectual Property; Company Systems.

(a) Section 3.19(a) of the Primary Disclosure Schedule lists any Intellectual Property owned or licensed by Primary in the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Primary, (a) (i) the use of any Intellectual Property by Primary and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Primary or any Primary Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Primary or any of its Subsidiaries that Primary has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Primary, infringing on or otherwise violating, any right of Primary or any of its Subsidiaries with respect to any Intellectual Property owned by or licensed to Primary or its Subsidiaries, and (c) neither Primary nor any Primary Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Primary or any Primary Subsidiary, and Primary and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Primary and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means: trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

(b) The computer, information technology and data processing systems, facilities and services used by Primary or any Primary Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Primary Systems”), are reasonably sufficient for the conduct of the respective businesses of Primary and the Primary Subsidiaries as currently conducted, and the Primary Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the businesses of Primary as currently conducted. To Primary’s knowledge, since January 1, 2023, no third party has gained unauthorized access to any Primary Systems owned or controlled by Primary or any of its Subsidiaries. Primary and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Primary Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Primary and its Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Primary and its Subsidiaries.

(c) Primary has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(d) Primary maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Primary, Primary has not experienced any material Security Breach. To the knowledge of Primary, there are no material data security or other technological vulnerabilities with respect to Primary’s information technology systems or networks.

3.20 Related Party Transactions. Except as set forth in Section 3.20 of the Primary Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, agreements, arrangements or understandings (other than (x) for payment of salaries and bonuses in the ordinary course of business for services rendered in the ordinary course of business, (y) reimbursement of customary and reasonable expenses incurred on behalf of Primary and its Subsidiaries in the ordinary course of business in accordance with the bona fide expense reimbursement policies of Primary made available to the Hometown Parties, and (z) benefits due under any Primary Benefit Plan), between or among (a) Primary or any of its Subsidiaries, on the one hand, and (b) (i) any (x) current or former director, president, vice president in charge of a principal business unit, division or function (such as sales, administration or finance), or other officer or person who performs a policy-making function, in each case, of Primary or any of its Subsidiaries or (y) person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) 5% or more of the outstanding Primary Common Stock or (ii) any affiliate or immediate family member of any person referenced in clause (y), on the other hand.

3.21 State Takeover Laws. No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder,” “affiliate transactions” or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Primary Voting Agreements, the Merger or any of the other transactions contemplated by this Agreement under the NHRSA or any other Law.

3.22 Reorganization. Primary has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, the Board of Directors of Primary has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Brean Capital to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration in the Merger is fair from a financial point of view to the holders of Primary Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24 Primary Information. The information relating to Primary and its Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to Primary and its Subsidiaries that is provided by Primary or its Representatives for inclusion in any other document filed with any Primary Regulatory Agency or Hometown Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Primary Disclosure Schedule, neither Primary nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Primary or any of its Subsidiaries is a creditor that as of March 31, 2026 was, as of March 31, 2026, ninety (90) days or more delinquent in payment of principal or interest or otherwise categorized as “non-accrual,” or (ii) Loans with any director, executive officer or 5% or greater shareholder of Primary or any of its Subsidiaries, or to the knowledge of Primary, any affiliate of any of the foregoing. Set forth in Section 3.25(a) of the Primary Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Primary and its Subsidiaries that, as of March 31, 2026, were classified by Primary as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,”

“Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Primary or any of its Subsidiaries or that, as of March 31, 2026, is classified as “Other Real Estate Owned” and the book value thereof.

(b) Section 3.25(b) of the Primary Disclosure Schedule sets forth a true, correct and complete list, as of March 31, 2026, of each Loan of Primary or any of its Subsidiaries that is structured as a participation interest in a Loan originated by another person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c) Each Loan of Primary and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Primary and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(d) Each outstanding Loan of Primary or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Primary and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e) None of the agreements pursuant to which Primary or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f) There are no outstanding Loans made by Primary or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Primary or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g) Since January 1, 2023, neither Primary nor any of its Subsidiaries has not been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance.

(a) Primary and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Primary reasonably has determined to be prudent and consistent with industry practice, and Primary and its Subsidiaries are in compliance in all material respects with its insurance policies, each of which is listed in Section 3.26(a) of the Primary Disclosure Schedule, and is not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Primary and its Subsidiaries, Primary or the relevant Subsidiary thereof, is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b) Section 3.26(b) of the Primary Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by Primary Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Primary Reports in accordance with GAAP.

3.27 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a) Primary is not required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b) Primary is not a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of Primary is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

3.28 CRA, Anti-Money Laundering, OFAC and Customer Information Security. Primary has received a rating of “Satisfactory” or better in its most recent CRA examination. Primary does not have Knowledge of any facts or circumstances that would cause it: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and

the regulations promulgated thereunder. To the Knowledge of Primary, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Primary to undertake any remedial action. The Board of Directors of Primary has adopted and implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Primary has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

3.29 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Primary in this Article III, neither Primary nor any other person makes any express or implied representation or warranty with respect to Primary or its businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Primary hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Primary nor any other person makes or has made any representation or warranty to the Hometown Parties or any of their affiliates or Representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to Primary, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Primary in this Article III, oral or written information presented to the Hometown Parties or any of its affiliates or representatives in the course of their due diligence investigation of Primary, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Primary acknowledges and agrees that none of the Hometown Parties nor any other person has made or is making any express or implied representation or warranty with respect to the Hometown Parties, their Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article IV.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE HOMETOWN PARTIES

Except as disclosed in the disclosure schedule delivered by the Hometown Parties to Primary concurrently herewith (the “Hometown Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Hometown Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Hometown Parties that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify any other section of this Article IV specifically referenced or cross-referenced, the Hometown Parties hereby represent and warrant to Primary as follows:

4.1 Corporate Organization.

(a) Hometown Financial is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the BHC Act.

(b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Newco was organized to succeed to the rights and obligations of Hometown MHC and Hometown Financial in connection with the Conversion and, upon completion of the Conversion, Newco will be a bank holding company duly registered under the BHC Act and will own all of the capital stock of bankESB free and clear of any lien or encumbrance.

(c) Hometown MHC is a mutual holding company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts and is a bank holding company duly registered under the BHC Act.

(d) Each of the Hometown Parties has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Hometown Parties is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Hometown Parties.

(e) True and complete copies of (i) the articles of organization and bylaws of Hometown Financial, (ii) the articles of incorporation and bylaws of Newco and (iii) the articles of organization and bylaws of Hometown MHC, in each case as in effect as of the date of this Agreement, have previously been made available by the Hometown Parties to Primary and are contained in Section 4.1(e) of the Hometown Disclosure Schedule.

(f) bankESB is a direct, wholly owned Subsidiary of Hometown Financial, is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on bankESB, and has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of bankESB are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) and the Massachusetts Depositors Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of bankESB, threatened. True, complete and correct copies of the articles of organization and bylaws of bankESB, each as in effect as of the date of this Agreement, have been delivered or made available to Primary and are contained in Section 4.1(f) of the Hometown Disclosure Schedule.

(g) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Hometown Parties, each direct non-banking Subsidiary of the Hometown Parties (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. No direct non-banking Subsidiary of the Hometown Parties is in material violation of any of the provisions of the articles of organization or bylaws (or comparable organizational documents). For purposes of this Agreement, the term “Hometown Subsidiaries” refers collectively to bankESB and all direct Subsidiaries of Hometown Financial. Section 4.1(g) of the Hometown Disclosure Schedule sets forth a true and complete list of all Hometown Subsidiaries as of the date hereof.

4.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Hometown Financial consists of 275,000 shares of Hometown Financial common stock, no par value per share (the “Hometown Financial Common Stock”). As of the date hereof, there are all shares of Hometown Financial Common Stock outstanding are held by Hometown MHC. As of the date of this Agreement, there are no other shares of capital stock or other equity or voting securities of Hometown Financial issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Hometown Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Hometown Financial does not have any preferred stock authorized under its articles of organization. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Hometown Financial may vote. Except as set forth on Section 4.2(a) of the Hometown Disclosure Schedule, no trust preferred or debt securities of Hometown Financial are issued or outstanding. There are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Hometown Financial, or contracts, commitments, understandings or arrangements by which Hometown Financial may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Hometown Financial, or that otherwise obligate Hometown Financial to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Hometown Financial is a party or is bound with respect to the voting or transfer of Hometown Financial Common Stock or other equity interests of Hometown Financial.

(b) The authorized capital stock of Newco consists of 200,000,000 shares of Newco Common Stock, none of which are outstanding as of the date hereof, and 10,000,000 shares of preferred stock, par value $0.01, none of which are outstanding as of the date hereof.

(c) Hometown Financial owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Hometown Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bankESB, as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Hometown Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Each of the Hometown Parties has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby, including the Conversion. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) have been duly and validly approved by the Board of Trustees of Hometown MHC and the Boards of Directors of Hometown Financial and bankESB. Each of the Board of Trustees of Hometown MHC and the Boards of Directors of Hometown Financial and bankESB has determined that the Merger, on the terms and conditions set forth in this Agreement, is in its respective best interests and those of its respective constituencies, has adopted and approved this Agreement and the transactions contemplated hereby and has recommended adoption and approval of this Agreement and the transactions contemplated hereby by the sole stockholder of each of bankESB and Hometown Financial and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by Hometown MHC as Hometown Financial’s sole stockholder, the approval of this Agreement by Hometown Financial as bankESB’s sole stockholder and approval of the Conversion and/or Plan of Conversion by the corporators of Hometown MHC, no other corporate proceedings on the part of the Hometown Parties is necessary to approve this Agreement or to consummate the transactions contemplated hereby, including the Conversion. This Agreement has been duly and validly executed and delivered by the Hometown Parties (assuming due authorization, execution and delivery by Primary) constitutes a valid and binding obligation of the Hometown Parties, enforceable against the Hometown Parties in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Newco Common Stock to be issued in the Merger have been validly authorized, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Newco will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by the Hometown Parties, nor the consummation by the Hometown Parties of the transactions contemplated hereby (including the Merger and the Conversion), nor compliance by the Hometown Parties with any of the terms or provisions hereof, will (i) violate any provision of the articles of organization, articles of incorporation, charter, bylaws or similar organizational documents of any of the Hometown Parties, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Hometown Parties, any of the Hometown Subsidiaries or

any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Hometown Parties or any of the Hometown Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Hometown Parties or any of the Hometown Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except, in the case of clauses (x) and (y) above, for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Hometown Parties.

4.4 Consents and Approvals. Except for (a) the filing of any required applications, filings and notices with the NASDAQ and the approval of the listing of such Newco Common Stock on the NASDAQ, (b) the filing of any required applications, filings and notices with respect to the Merger, as applicable, with the Federal Reserve Board under the BHC Act and the Bank Merger Act (12 USC 1828(c)) and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices with respect to the Merger, as applicable, with the MA DOB and the NH Department and approval of such applications, filings and notices, (d) the filing with the SEC of the Proxy Statement, and of the Registration Statement and the declaration of effectiveness of the Registration Statement, (e) the filing of the Articles of Merger with the Massachusetts Secretary and articles of merger to be filed with the Department of State of the State of New Hampshire as required by applicable law, and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Newco Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by the Hometown Parties of this Agreement and (ii) the consummation by the Hometown Parties of the Merger and the other transactions contemplated hereby, including the Conversion. As of the date hereof, none of the Hometown Parties is aware of any reason why the necessary regulatory approvals and consents will not be received to permit consummation of the Merger or any transactions contemplated by the Plan of Conversion on a timely basis.

4.5 Reports; Certain Contracts.

(a) Each of the Hometown Parties and each of its Hometown Subsidiaries has timely filed (or furnished) all reports, registrations and statements, together with any amendments (the “Hometown Reports”) required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the MA DOB, (iii) the Federal Reserve Board; and (iv) any foreign regulatory authority ((i) – (iv), are collectively referred to as the “Hometown Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Hometown Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Hometown Parties. As of their respective dates, such reports, registrations and statements, and other filings, documents and instruments were complete and accurate and complied with all applicable laws, in each case, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Hometown Parties. Subject to Section 9.14, (i) other than normal examinations conducted by a Hometown Regulatory Agency in the ordinary course of business of the Hometown Parties, no Hometown Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Hometown Parties, investigation into the business or operations of the Hometown Parties since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Hometown Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Hometown Parties, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Hometown Regulatory Agency with respect to the business, operations, policies or procedures of the Hometown Parties since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Hometown Parties.

4.6 Financial Statements.

(a) The (A) audited consolidated balance sheet as of June 30, 2023, June 30, 2024 and June 30, 2025 and the related audited consolidated statements of income and cash flows for the fiscal years ended June 30, 2023, June 30, 2024 and June 30, 2025 of Hometown MHC and (B) unaudited interim consolidated balance sheet as of March 31, 2026 and the related unaudited interim consolidated statements of net income and comprehensive net income and cash flows for the three months ended March 31, 2026 of Hometown MHC (including, in each case, the notes, if any, thereto) have been made available to Hometown MHC and (i) have been prepared from, and are in accordance with, the books and records of Hometown MHC and its Subsidiaries, (ii) fairly present in all material respects the consolidated net income and comprehensive net income, cash flows, changes in equity and consolidated financial position of Hometown MHC for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Hometown MHC and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2023, no independent public accounting firm of Hometown MHC has resigned (or informed Hometown MHC that it intends to resign) or been dismissed as independent public accountants of Hometown MHC as a result of, or in connection with, any disagreements with Hometown MHC on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Hometown MHC included in the consolidated reports of condition and income (call reports) of bankESB, bankHometown and bankESB complied, as of their respective dates of filing with the Federal Reserve Board, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b) Hometown MHC and its Subsidiaries do not have any material liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Hometown MHC for the fiscal year ended June 30, 2023, June 30, 2024 or June 30, 2025 (including any notes thereto) and for liabilities incurred in the ordinary course of business since June 30, 2025, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Hometown MHC and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hometown MHC and its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Hometown MHC and its Subsidiaries. Hometown MHC and its Subsidiaries (i) has implemented and maintains disclosure controls and procedures sufficient to (A) provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes in accordance with GAAP, and (B) ensure that material information relating to Hometown MHC and its Subsidiaries is made known to the chief executive officer and the chief financial officer of Hometown MHC by others within those entities, and (ii) has disclosed, based on its most recent evaluation before the date hereof, to Hometown MHC’s independent registered public accounting firm and the audit committee of Hometown MHC’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect Hometown MHC’s ability to record, process, summarize and report financial information, and (B) to the knowledge of Hometown MHC, any fraud, whether or not material, that involves management or other employees who have a significant role in Hometown MHC’s internal controls over financial reporting. These disclosures were made in writing by management to Hometown MHC’s independent registered public accounting firm and audit committee.

(d) Since January 1, 2023, (i) neither Hometown MHC, nor, to the knowledge of Hometown MHC, any director, trustee, officer, auditor, accountant or representative of Hometown MHC or its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Hometown MHC or its internal accounting controls, including any material complaint, allegation, assertion or claim that Hometown MHC has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Hometown MHC or its Subsidiaries, whether or not employed by Hometown MHC or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Hometown MHC or its Subsidiaries or any of their officers, directors, trustees, employees or agents to the Board of Trustees or Directors of Hometown MHC or its Subsidiaries or any committee thereof or, to the knowledge of Hometown MHC or its Subsidiaries, to any director, trustee or officer of Hometown MHC or its Subsidiaries.

4.7 Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., none of the Hometown Parties nor any of their respective officers, directors or trustees has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement.

4.8 Absence of Certain Changes or Events.

(a) Since July 1, 2025, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Hometown Parties.

(b) Since July 1, 2025, the Hometown Parties have carried on their respective businesses in all material respects in the ordinary course of business.

4.9 Legal Proceedings.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Hometown Parties, none of the Hometown Parties nor any of its Hometown Subsidiaries is a party to any, and there are no pending or, to the Hometown Parties’ knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Hometown Parties or any of the Hometown Subsidiaries or any of their current or former directors, trustees or executive officers (i) that if determined adversely to the Hometown Parties would have a material impact on its financial condition, results of operations or business prospects, or (ii) challenging the validity or propriety of the transactions contemplated by this Agreement, including the Conversion.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon any of the Hometown Parties, any of its Hometown Subsidiaries or the assets of the Hometown Parties or any of the Hometown Subsidiaries (or that, upon consummation of the Merger, would apply to the Hometown Parties or any of its affiliates) that would reasonably be expected to be material to the Hometown Parties and the Hometown Subsidiaries, taken as a whole.

4.10 Taxes and Tax Returns(c) .

(a) Each of the Hometown Parties and the Hometown Subsidiaries has duly and timely filed or caused to be filed (giving effect to all applicable extensions) all Tax Returns required to be filed by any of them, and all such Tax Returns are true, correct, and complete in all material respects.

(b) All material Taxes of the Hometown Parties and the Hometown Subsidiaries that are due have been fully and timely paid or adequate reserves therefor have been made on the financial statements of Hometown MHC included (or incorporated by reference) in the Hometown Reports (including the related notes, where applicable). Each of the Hometown Parties and the Hometown Subsidiaries has withheld and paid to the relevant Governmental Entity on a timely basis all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any person.

4.11 Employees and Employee Benefit Plans.

(a) For purposes of this Agreement, “Hometown Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all other material pension, benefit, retirement, bonus, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) to or with respect to which the Hometown Parties or any Hometown Subsidiary or any trade or business of the Hometown Parties or any Hometown Subsidiary, whether or not incorporated, all of which together with the Hometown Parties would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Hometown ERISA Affiliate”) is a party or has or could reasonably be expected to have any current or future obligation or that are sponsored, maintained, contributed to or required to be contributed to by the Hometown Parties or any Hometown Subsidiary for the benefit of any current or former employee, officer, director, trustee, consultant or independent contractor (or any spouse or dependent of such individual) of the Hometown Parties or any Hometown ERISA Affiliates.

(b) Each Hometown Benefit Plan has been established, operated and administered in all respects in accordance with its terms and the requirements of all laws, including ERISA and the Code.

(c) There are no pending or, to the Hometown Parties’ knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Hometown Parties’ knowledge, no set of circumstances exists that may reasonably give rise to a claim or lawsuit, against the Hometown Benefit Plans, any fiduciaries thereof with respect to their duties to the Hometown Benefit Plans or the assets of any of the trusts under any of the Hometown Benefit Plans that would reasonably be expected to result in any liability of the Hometown Parties or any of the Hometown Subsidiaries in an amount that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Hometown Parties.

(d) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Hometown Parties, none of the Hometown Parties and the Hometown Subsidiaries nor any Hometown ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) that would reasonably be expected to subject any of the Hometown Benefit Plans or their related trusts, the Hometown Parties, any of Hometown Subsidiary or any Hometown ERISA Affiliate to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

4.12 Compliance with Applicable Law. The Hometown Parties and each Hometown Subsidiary hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Hometown Parties, and, to the knowledge of the Hometown Parties, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Hometown Parties and each Hometown Subsidiary have complied in all material respects with and are not in material default or violation under any applicable Laws of any Governmental Entity relating to the Hometown Parties or any Hometown Subsidiary, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated or administered by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, Regulation O, the Sarbanes-Oxley Act, the Federal Deposit Insurance Corporation Improvement Act, Office of Foreign Assets Control regulations, and all regulatory requirements relating to the origination, funding, sale and servicing of mortgage, installment and consumer loans. bankESB has a Community Reinvestment Act rating of “satisfactory” or better, and bankESB does not anticipate that a current “satisfactory” or better rating will be reduced. Without limitation, none of the Hometown Parties or any Hometown Subsidiary, or to the knowledge of the Hometown Parties, no director, trustee, officer, employee, agent or other person acting on behalf of the Hometown Parties or any Hometown Subsidiary has, directly or indirectly, (a) used any funds of the Hometown Parties or any Hometown Subsidiary for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Hometown Parties or any Hometown Subsidiary, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of the Hometown Parties or any Hometown Subsidiary, (e) made any fraudulent entry on the books or records of the Hometown Parties or any Hometown Subsidiary, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for the Hometown Parties or any Hometown Subsidiary, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Hometown Parties or any of Hometown Subsidiary, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Hometown Parties: (i) the Hometown Parties and each Hometown Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of the Hometown Parties, any Hometown Subsidiary, or any of their directors, trustees, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13 Agreements with Regulatory Agencies. Subject to Section 9.14, none of the Hometown Parties nor any Hometown Subsidiary is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request, recommendation or suggestion of, any Hometown Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Hometown Disclosure Schedule, a “Hometown Regulatory Agreement”), nor has any of the Hometown Parties or any Hometown Subsidiary been advised in writing, or to the Hometown Parties’ knowledge, orally, since January 1, 2023, by any Hometown Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Hometown Regulatory Agreement, nor do any of the Hometown Parties believe that any such Hometown Regulatory Agreement is likely to be initiated, ordered or requested. The Hometown Parties and the Hometown Subsidiaries are in compliance in all material respects with each the Hometown Parties Regulatory Agreement to which it is a party or is subject. The Hometown Parties and the Hometown Subsidiaries have not received any notice from any Governmental Entity indicating that the Hometown Parties or any Hometown Subsidiary is not in compliance in any material respect with any Hometown Regulatory Agreement.

4.14 Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Hometown Parties, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Hometown Parties, any Hometown Subsidiary or for the account of a customer of the Hometown Parties or any Hometown Subsidiary, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Hometown Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Hometown Parties or one of the Hometown Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) the Hometown Parties and each Hometown Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Hometown Parties’ knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Hometown Parties, the Hometown Parties and the Hometown Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws.

4.16 Investment Securities and Commodities.

(a) Each of the Hometown Parties and the Hometown Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Hometown Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Hometown Parties or the Hometown Subsidiaries. Such securities and commodities are valued on the books of the Hometown Parties in accordance with GAAP in all material respects.

(b) The Hometown Parties and the Hometown Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Hometown Parties believe are prudent and reasonable in the context of such businesses, and the Hometown Parties and the Hometown Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

4.17 Real Property.

(a) The Hometown Parties have good and marketable title to all the real property owned by the Hometown Parties and the Hometown Subsidiaries (collectively, “Hometown Owned Properties”), free and clear of all Liens except Permitted Encumbrances.

(b) The Hometown Parties or the Hometown Subsidiaries have valid leasehold interests in the real estate leases, subleases, licenses and occupancy agreements (together with any amendments, modifications, supplements, replacements, restatements and guarantees thereof or thereto, including any oral amendments) to which the Hometown Parties or the Hometown Subsidiaries is a party with respect to all real property leased, subleased, licensed or otherwise used or occupied by the Hometown Parties or any Hometown Subsidiary on the date hereof (collectively, the “Hometown Leased Real Property”), whether in the Hometown Parties’ or any Hometown Subsidiary’s capacity as lessee, sublessee, licensee, lessor, sublessor or licensor, as the case may be (the “Hometown Real Estate Leases”), free and clear of all Liens, except Permitted Encumbrances. Each Hometown Real Estate Lease is (i) valid, binding and in full force and effect without material default thereunder by the lessee or, to the knowledge of the Hometown Parties, the lessor, and (ii) enforceable against the Hometown Parties or the applicable Hometown Subsidiary and, to the knowledge of the Hometown Parties, the counterparty thereto (except as may be limited by the Enforceability Exceptions). The Hometown Parties and each Hometown Subsidiary has in all material respects performed all obligations required to be performed by it under each Hometown Real Estate Lease, and to the knowledge of the Hometown Parties, each counterparty to each Hometown Real Estate Lease has in all material respects performed all obligations required to be performed by it under such Hometown Real Estate Lease, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Hometown Parties or any Hometown Subsidiary under any Hometown Real Estate Lease.

(c) There are no pending or, to the knowledge of the Hometown Parties, threatened condemnation proceedings against the Hometown Owned Property or Hometown Leased Real Property.

4.18 Intellectual Property; Company Systems.

(a) Each of the Hometown Parties and each Hometown Subsidiary owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Hometown Parties, (a) (i) the use of any Intellectual Property by the Hometown Parties and each Hometown Subsidiary does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which the Hometown Parties or any Hometown Subsidiary acquired the right to use any Intellectual Property, and (ii) to the knowledge of the Hometown Parties, no person has asserted in writing to the Hometown Parties that the Hometown Parties or any Hometown Subsidiary has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of the Hometown Parties, infringing on or otherwise violating, any right of the Hometown Parties or any Hometown Subsidiary with respect to any Intellectual Property owned by or licensed to the Hometown Parties or its Hometown Subsidiary, and (c) none of the Hometown Parties nor any Hometown Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by any of the Hometown Parties or any Hometown Subsidiary, and the Hometown Parties and the Hometown Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Hometown Parties and the Hometown Subsidiaries.

(b) The computer, information technology and data processing systems, facilities and services used by the Hometown Parties or any Hometown Subsidiary, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Hometown Systems”), are reasonably sufficient for the conduct of the respective businesses of the Hometown Parties and the Hometown Subsidiaries as currently conducted and the Hometown Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of the Hometown Parties and the Hometown Subsidiaries as currently conducted, in each case, except for such failures to be reasonably sufficient or in sufficiently good working condition that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Hometown Parties. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Hometown Parties, to the knowledge of the Hometown Parties, since January 1, 2023, no third party has gained unauthorized access to any Hometown System owned or controlled by the Hometown Parties or any of the Hometown Subsidiaries. The Hometown Parties and the Hometown Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Hometown Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials, and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of the Hometown Parties and the Hometown Subsidiaries has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of the Hometown Parties and the Hometown Subsidiaries.

(a) Each of the Hometown Parties and the Hometown Subsidiaries has (i) complied in all material respects with all of its privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information, and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse.

(b) The Hometown Parties maintain a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data. To the knowledge of the Hometown Parties, the Hometown Parties have not experienced any material Security Breach. To the knowledge of the Hometown Parties, there are no material data security or other technological vulnerabilities with respect to the Hometown Parties’ information technology systems or networks.

4.19 State Takeover Laws. No Takeover Statute is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement under the MGL or any other Law.

4.20 Reorganization. None of the Hometown Parties have taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.21 Hometown Information. The information relating to the Hometown Parties and the Hometown Subsidiaries to be contained in the Proxy Statement and the Registration Statement, and the information relating to the Hometown Parties and the Hometown Subsidiaries that is provided by the Hometown Parties or its Representatives for inclusion in any other document filed with any Hometown Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Primary) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Registration Statement (except for such portions thereof that relate only to

Primary) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.22 Loan Portfolio.

(a)
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Hometown Parties, each Loan of the Hometown Parties and the Hometown Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Hometown Parties and the Hometown Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(b)
Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on the Hometown Parties, each outstanding Loan of the Hometown Parties or any of the Hometown Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Hometown Parties and the Hometown Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(c)
None of the agreements pursuant to which the Hometown Parties or any of the Hometown Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(d)
Since January 1, 2023, none of the Hometown Parties nor any of the Hometown Subsidiaries has been subject to any fine, suspension, settlement, contract or other understanding or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity relating to the origination, sale or servicing of mortgage or consumer Loans.

4.23 Insurance. the Hometown Parties and the Hometown Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Hometown Parties reasonably has determined to be prudent and consistent with industry practice, and the Hometown Parties and the Hometown Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors, trustees and employees of the Hometown Parties and the Hometown Subsidiaries, the Hometown Parties or the relevant Hometown Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.24 No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)
No Hometown Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(b)
No Hometown Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of the Hometown Parties is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

4.25 Opinion. Prior to the execution of this Agreement, the Board of Trustees of Hometown MHC have received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Keefe, Bruyette & Woods, Inc. to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the aggregate Merger Consideration in the Merger is fair from a financial point of view to Newco. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.26 No Other Representations or Warranties.

(a)
Except for the representations and warranties made by the Hometown Parties in this Article IV, neither the Hometown Parties nor any other person makes any express or implied representation or warranty with respect to the Hometown Parties, the Hometown Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Hometown Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Hometown Parties nor any other person makes or has made any representation or warranty to Primary or any of its affiliates or Representatives with respect to any (i) financial projection, forecast, estimate, budget or prospective information relating to the Hometown Parties, any of the Hometown Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Hometown Parties in this Article IV, oral or written information presented to the Hometown Parties or any of its affiliates or Representatives in the course of their due diligence investigation of the Hometown Parties, the negotiation of this Agreement or in the course of the transactions contemplated hereby.
(b)
The Hometown Parties acknowledge and agree that neither Primary nor any other person has made or is making any express or implied representation or warranty with respect to Primary, its Subsidiaries or their businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, other than those contained in Article III.

Article V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the

Primary Disclosure Schedule), required by law or as consented to in writing by the Hometown Parties, Primary shall, and shall cause its Subsidiaries to: (a) conduct its business in the ordinary course in all material respects and consistent with past practice, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Primary or the Hometown Parties to obtain any necessary approvals of any Primary Regulatory Agency, Hometown Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, including the Conversion, or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby, including the Conversion, on a timely basis.

5.2 Primary Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Primary Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Primary shall not, and Primary shall not permit its Subsidiaries to, without the prior written consent of the Hometown Parties, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of one (1) year and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Primary or any of its wholly owned Subsidiaries), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) dividends paid by any of the Subsidiaries of Primary to Primary, or (B) the acceptance of shares of Primary Common Stock as payment for withholding Taxes or exercise price incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii) except as set forth on Section 5.2(b)(ii) of the Primary Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Primary or any of its Subsidiaries;

(iv) issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Primary or its Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Primary or its Subsidiaries, except pursuant to the vesting or settlement of Primary Stock Options in accordance with their terms;

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d) except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly owned Subsidiary of Primary;

(e) in each case except for transactions in the ordinary course of business, terminate, materially amend, renew, or waive any material provision of, any Primary Contract or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms to Primary, or enter into any contract that would constitute a Primary Contract if it were in effect on the date of this Agreement;

(f) except as required under the terms of any Primary Benefit Plan existing as of the date hereof or as set forth on Section 5.2(f) of the Primary Disclosure Schedule or applicable law, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, practice, policy, contract or arrangement for the benefit or welfare of any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual) that would be a Primary Benefit Plan if in effect on the date hereof, (ii) amend (whether in writing or orally) any Primary Benefit Plan, except to comply with applicable law, (iii) increase the compensation or benefits (including the amount of board fees) payable to any current or former employee, officer, director, independent contractor or consultant (or any spouse or dependent of such individual), except for in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, except for amounts payable in accordance with any bonus or incentive compensation plan, with such amounts set forth on Section 5.2(f)(iv) of the Primary Disclosure Schedule and which amounts have been fully accrued, (v) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (vi) negotiate or enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer or any employee whose target total annual compensation is greater than $100,000, other than for cause (as determined in the ordinary course of business and consistent with past practice), (ix) hire or promote any officer, employee, independent contractor or consultant who has target total annual compensation greater than $100,000, or (x) waive, release or limit any Restrictive Covenant obligation of any current or former employee or contractor of Primary or any of its Subsidiaries;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business in an amount and for consideration not in excess of $50,000 individually or in the aggregate, and that would not impose any material restriction on the business of Primary or its Subsidiaries, or, after the consummation of the Merger, Newco and its Subsidiaries;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend its articles of agreement, its bylaws or comparable governing documents or its Subsidiaries;

(j) materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l) (i) enter into any new line of business, or (ii) make any other loan or extension of credit or grant additional credit to a current borrower, except in each case, in the ordinary course of business consistent with past practice; provided that any new individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit to an existing borrower, in each case, in excess of $100,000 (as to additional credit, such that the total credit exposure is in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has been made available to the Hometown Parties), and any new individual secured loan or secured extension of credit or grant of additional secured credit to an existing borrower (without regard to type of collateral or method of security), in each case, in excess of $2,000,000 (as to additional credit, such that the total credit exposure is in in excess of such amount) that is not as of the date hereof approved and committed (a schedule of which approved and committed loans has set forth on Section 5.2(l) of the Primary Disclosure Schedule) shall require the prior written approval of the Chief Credit Officer of bankESB or Hometown Financial or another officer designated in writing by the Hometown Parties, which approval or rejection shall be given in writing (e-mail to suffice) within three (3) business days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(m) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement;

(n) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(o) make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operational matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof), or (iii) hedging, in each case, except as required by Law or required or requested by a Governmental Entity;

(p) make, or commit to make, any capital expenditures, except for capital expenditures in the ordinary course of business in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

(q) make, change or revoke any material Tax election, adopt or change any material Tax accounting method, file any material amended Tax Return, settle or compromise any Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, surrender any right to claim a refund of material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return;

(r) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(s) materially reduce the amount of insurance coverage or fail to renew any material existing insurance policy, in each case, with respect to the key employees, properties or assets; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Hometown Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Hometown Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, the Hometown Parties shall not, and the Hometown Parties shall not permit any Hometown Subsidiary to, without the prior written consent of Primary:

(a) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(b) amend its articles of organization, articles of incorporation, its bylaws or comparable governing documents of any Hometown Subsidiary in a manner that would materially and adversely affect the holders of Primary Common Stock, as prospective holders of Newco Common Stock relative to other holders of Newco Common Stock;

(c) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(d) knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Hometown Parties to obtain any necessary approvals of any Primary Regulatory Agency or Hometown Regulatory Agency or Governmental Entity required for the transactions contemplated hereby, including the Conversion or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby, including the Conversion;

(e) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement, provided nothing herein shall be construed to limit or prohibit the Hometown Parties from issuing debt securities before the Closing; or

(f) agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

Article VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Promptly after the date of this Agreement, Newco shall prepare and file with the SEC, and Primary shall cooperate in the preparation of, the Proxy Statement, and Newco shall prepare and file with the SEC, and Primary shall cooperate in the preparation of, the Registration Statement, in which the Proxy Statement will be included as a prospectus. Newco shall use its reasonable best efforts to make such filings within seventy-five (75) days of the date of this Agreement. Each of Newco and Primary shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as promptly as practicable after such filings, and Primary shall thereafter mail or deliver the Proxy Statement to its shareholders. Newco shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Primary shall furnish all information concerning Primary and the holders of Primary Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals, waivers and non-objections and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Conversion), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. The Hometown Parties shall use its reasonable best efforts to make any initial application filings with Governmental Entities within seventy-five (75) days from the date hereof. The Hometown Parties and Primary shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Hometown Parties and any Hometown Subsidiary or Primary or any of its Subsidiaries, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement; provided that Primary shall not have the right to review portions of materials filed by any of the Hometown Parties with a Governmental Entity that contain confidential supervisory information. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals, waivers, non-objections and authorizations of, and the filing of notices to, all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. As used in this Agreement, “Requisite Regulatory Approvals means all regulatory authorizations, non-objections, consents, orders, waivers or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the MA DOB and the NH Department and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Entity.

(c) Each party shall use its reasonable best efforts to respond to any requests for information from and to resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require any of the Hometown Parties or its Subsidiaries or Primary or any of its Subsidiaries, and none of the Hometown Parties nor any Hometown Subsidiary or Primary shall not be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals, waivers, non-objections and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving

Entity and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d) Each of the Hometown Parties and Primary shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, their directors, trustees, officers and shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Registration Statement or any other statement, filing, notice or application made by or on behalf of any of the Hometown Parties, Primary or any of its Subsidiaries or any Hometown Subsidiary to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement, including the Conversion.

(e) Each of the Hometown Parties and Primary shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, approval, waiver or non-objection is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information; Confidentiality.

(a) Upon reasonable notice and subject to applicable laws and the terms of Section 9.14 of this Agreement, Primary, for the purposes of verifying Primary’s representations and warranties and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the Hometown Parties, access, during normal business hours during the period before the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, provided that such investigation or requests shall not interfere unnecessarily with normal operations of Primary and Primary shall cooperate with the Hometown Parties in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period before the Effective Time, Primary shall, and shall cause its Subsidiaries to, make available to the Hometown Parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Primary is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as the Hometown Parties may reasonably request. Notwithstanding the foregoing, neither Primary nor any of its Subsidiaries shall be required to provide access to or to disclose (x) board and committee minutes that discuss any of the transactions contemplated by this Agreement or (y) information where such access or disclosure would violate or prejudice the rights of Primary’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each of the Hometown Parties shall hold all information furnished by or on behalf of Primary or any of Primary’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Nondisclosure Agreement, dated May 22, 2026, by and between Hometown Financial and Primary, as amended, restated or otherwise modified (the “Confidentiality Agreement”).

(c) No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other party set forth herein.

6.3 Non-Control. Nothing contained in this Agreement shall give either the Hometown Parties or Primary, directly or indirectly, the right to control or direct the operations of the other party before the Effective Time. Before the Effective Time, each of the Hometown Parties and Primary shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.4 Shareholder Approval.

(a) Primary shall call, give notice of, convene and hold a meeting of its shareholders (the “Primary Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective, for the purpose of obtaining (a) the Requisite Primary Vote required in connection with this Agreement and the Merger, and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby. Primary shall use its reasonable best efforts to cause the Primary Meeting to occur as soon as reasonably practicable and on such date as mutually agreed to by the parties. The Primary Meeting may be held virtually, subject to applicable law and the organizational documents of Primary.

(b) Subject to Section 6.4(c), Primary and its Board of Directors shall use its reasonable best efforts to obtain from the shareholders of Primary, the Requisite Primary Vote, including by communicating to the shareholders of Primary its recommendation (and including such recommendation in the Proxy Statement) that the shareholders of Primary approve this Agreement and the transactions contemplated hereby (the “Primary Board Recommendation”). Subject to Section 6.4(c), Primary and its Board of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the Hometown Parties, the Primary Board Recommendation, (ii) fail to make the Primary Board Recommendation, in the Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Primary Board Recommendation, within ten (10) business days (or such fewer number of days as remains before the Primary Meeting) after an Acquisition Proposal is made public or any request by the Hometown Parties to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c) Subject to Section 8.1 and Section 8.2, if the Board of Directors of Primary, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Primary Board Recommendation, the Primary Board of Directors may before the receipt of the Requisite Primary Vote, submit this Agreement to its shareholders without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Primary Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Primary Board of Directors may not take any actions under this sentence unless (i) such action is taken in response to an Acquisition Proposal that is not withdrawn as of the time of taking such action and such Acquisition Proposal constitutes a Superior Proposal and did not result from a breach of Section 6.12, and (ii) the Primary Board of Directors (A) gives the Hometown Parties at least three (3) business days’ prior written notice of its intention to take such action and a reasonable description of the events or circumstances giving rise to its determination to take such action (including its basis for determining that such Acquisition Proposal constitutes a Superior Proposal and the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof), (B) during such three (3) business day period, Primary has considered and negotiated (and has caused its Representatives to consider and negotiate) with the Hometown Parties in good faith (to the extent that the Hometown Parties desire to so negotiate) regarding any adjustments or modifications to the terms and conditions of this Agreement, and (C) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the Hometown Parties (if applicable) and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that (x) it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Primary Board Recommendation and (y) such Acquisition Proposal continues to constitute a Superior Proposal. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new determination and notice period as referred to in this Section 6.4(c).

(d) Subject to applicable law, Primary shall adjourn or postpone the Primary Meeting if, as of the time for which such meeting is originally scheduled there are insufficient shares of Primary Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Primary has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Primary Vote, and subject to the terms and conditions of this Agreement, Primary shall continue to use reasonable best efforts to solicit proxies from its shareholders to obtain the Requisite Primary Vote; provided however, that Primary shall not be required to adjourn or postpone the Primary Meeting more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, the Primary Meeting shall be convened and this Agreement shall be submitted to the shareholders of Primary at the Primary Meeting and nothing contained herein shall be deemed to relieve Primary of such obligation.

6.5 Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of the Hometown Parties and Primary shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger and the Conversion, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, non-objection, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Hometown Parties or Primary or their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, including the Conversion.

6.6 Stock Exchange Listing. Newco shall cause the shares of Newco Common Stock to be issued in the Merger to have been authorized for listing on the NASDAQ, subject to official notice of issuance, before the Effective Time.

6.7 Employee Matters.

(a) All persons who are employees of Primary or its Subsidiaries immediately before the Effective Time and whose employment is not specifically terminated at or prior to the Effective Time is deemed a “Continuing Employee.” Each Continuing Employee will continue to be employed at will with bankESB, and this Agreement is not intended to provide to any employee a legally enforceable right or guarantee to continuing employment after the Effective Time. Following the Effective Time, bankESB shall maintain or cause to be maintained base compensation and bonus opportunities for the benefit of Continuing Employees substantially comparable to the base compensation and bonus opportunities that are generally made available to similarly situated employees of bankESB and employee benefit plans for the benefit of Continuing Employees that, in the aggregate, are substantially comparable to the employee benefits that are generally made available to similarly situated employees of bankESB. Notwithstanding the foregoing, neither bankESB nor Primary shall cause any coverage of a Continuing Employee or such employee’s dependents to terminate under any Primary health and welfare plan before the time such Continuing Employee or such employee’s dependents, as applicable, are participating in the health and welfare plans common to all employees of bankESB and their dependents, except in the case of a termination of employment or other service or ineligibility for continued coverage.

(b) bankESB may provide retention incentives to certain employees of Primary or its Subsidiaries to retain such employees through and, in some circumstances, after the Closing Date, with the participating employees, amounts, and specific terms of such retention bonuses to be mutually determined by the leadership teams of Hometown Financial and Primary. Such designated employees will enter into retention agreements to be provided by the Hometown Parties and reasonably acceptable to Primary.

(c) From and after the Effective Time, the Surviving Entity shall honor all employment and change in control agreements that Primary has with their current and former officers, directors and employees as listed in Section 6.7(c) of the Primary Disclosure Schedule, it being understood that the transactions contemplated by this Agreement constitute a “change in control” (or equivalent term) for purposes of such employment and change in control agreements and other Primary Benefit Plans. bankESB and Primary intend to enter into a settlement and release agreement with the individuals named in Section 6.7(c) of the Hometown Disclosure Schedule and in the form substantially as set forth in Section 6.7(c) of the Hometown Disclosure Schedule, and which they anticipate will be signed and dated by the parties on the same date this Agreement is executed or shortly thereafter.

(d) With respect to any employee benefit plans of the Hometown Parties or any Hometown Subsidiary in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), the Hometown Parties shall or shall cause the Surviving Entity to use commercially reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Primary Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid through the month end preceding the Closing Date under a Primary Benefit Plan (to the same extent that such credit was given under the analogous Primary Benefit Plan before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Primary for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Primary Benefit Plan before the Effective Time; provided that the foregoing service recognition shall not apply (A) for purposes of the twelve-month waiting period for eligibility under the TruNorth Bank Employee Stock Ownership Plan, (B) to the extent it would result in duplication of benefits for the same period of services, (C) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (D) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(e) Unless otherwise agreed between the Hometown Parties and Primary, no later than ten (10) days before the Closing Date, effective as of the business day immediately preceding the Closing Date and contingent upon the consummation of the Merger, Primary shall terminate the Primary Bank 401(k) Plan (the “Primary 401(k) Plan”). Primary shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Primary 401(k) Plan effective as of the Closing Date. At least ten (10) business days before the Closing Date, Primary shall provide the Hometown Parties with resolutions adopted by Primary’s Board of Directors terminating the Primary 401(k) Plan, the form and substance of which shall be subject to the prior written approval of the Hometown Parties, which will not be unreasonably withheld, conditioned or delayed. Continuing Employees shall be eligible to participate, effective as of the day after the Closing Date, in a 401(k) plan sponsored or maintained by the Surviving Entity (“Surviving Entity 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. bankESB shall take any and all actions as may be required, including amendments to the Surviving Entity 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Surviving Entity 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the bankESB 401(k) Plan), outstanding participant loans or a combination thereof.

(f) As of the Effective Time, the Hometown Parties shall (i) assume and honor any vacation or personal time off (other than sick leave) (“PTO”) that has accrued but is unused under the applicable policies of Primary (the “Primary PTO Policies”) (including any PTO carried over from a prior year in accordance with Primary PTO Policies), (ii) provide additional accruals to Continuing Employees following the Effective Time under the PTO policy of the Hometown Parties (“Hometown PTO Policy”) in the same manner as provided to similarly situated employees of the Hometown Parties or any Hometown Subsidiary, and (iii) recognize all service of any Continuing Employee with Primary for determining PTO under the Hometown PTO Policy.

(g) To each eligible Continuing Employee who is not covered by an employment agreement, change in control agreement or similar agreement or plan that provides for severance or similar payments whose employment is terminated without cause on or within six (6) months following the Closing Date, the Hometown Parties shall or shall cause the Surviving Entity to provide severance equal to two weeks of pay for each full year of service with a minimum of four weeks and a maximum of 26 weeks of pay, subject to such employee’s execution (and non-revocation) of a release of claims.

(h) Nothing in this Agreement shall confer upon any employee, officer, director, independent contractor or consultant of Primary or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Primary, the Hometown Parties or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Primary, the Hometown Parties or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Primary or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Primary Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Primary Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.

6.8 Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years after the Effective Time, the Surviving Entity shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Primary pursuant to the Primary Articles of Agreement, Primary Bylaws, any indemnification agreements in existence as of the date hereof that have been disclosed to the Hometown Parties, or the NHRSA, each present and former director or officer of Primary or any of its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Primary Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Primary or any of its Subsidiaries and pertaining to matters existing or occurring at or before the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Primary Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined in a final determination by a court of competent jurisdiction that such Primary Indemnified Party is not entitled to indemnification.

(b) For a period of six (6) years after the Effective Time, Newco or the Surviving Entity shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Primary (provided, that Newco or the Surviving Entity may substitute such policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Primary or any of its Subsidiaries arising from facts or events that occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided, that the Newco or the Surviving Entity shall not be obligated to expend an aggregate amount in excess of 250% of the current annual premium paid as of the date hereof by Primary for such insurance (the “Premium Cap”). If the Premium Cap is insufficient for such coverage, Newco or the Surviving Entity shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount. In lieu of the foregoing, Primary, in consultation with, but only upon the consent of the Hometown Parties, may (and at the request of the Hometown Parties, Primary shall use its reasonable best efforts to) obtain at or before the Effective Time a six-year prepaid “tail” policy under Primary’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap and, in such case, the Hometown Parties shall not have any further obligations under this Section 6.8(b), other than to maintain such prepaid “tail” policy.

(c) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Primary Indemnified Party and his or her heirs and representatives. If Newco or the Surviving Entity or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case Newco or the Surviving Entity will cause proper provision to be made so that the successors and assigns of Newco or the Surviving Entity will expressly assume the obligations set forth in this Section 6.8. The obligations of Newco or the Surviving Entity under this Section 6.8 shall not be terminated or modified in a manner so as to adversely affect the Primary Indemnified Parties or any other person entitled to the benefit of this Section 6.8 without the prior written consent of the affected Primary Indemnified Party or affected person.

(d) Any indemnification payments made pursuant to this Section 6.8 are subject to and conditioned upon their compliance with Section 18(k) of the FDIA (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder by the FDIC (12 C.F.R. Part 359).

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the Hometown Parties.

6.10 Advise of Changes. Each of the Hometown Parties and Primary shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.11 Litigation. Each party shall give the other party prompt notice of any threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either the Hometown Parties, Primary, or any of their respective Subsidiaries or any of their current or former directors, trustees or executive officers relating to the transactions contemplated by this Agreement (“Litigation”), and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such Litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such Litigation, and will in good faith take such comments into account. No party shall agree to settle any such Litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement that does not include a full release of such other party and its Subsidiaries and affiliates or that imposes an injunction or other equitable relief after the Effective Time upon Newco or the Surviving Entity or any of its Subsidiaries or affiliates.

6.12 Acquisition Proposals.

(a) Primary agrees that it will not, and will cause its Subsidiaries and their officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal (other than the parties to this Agreement and their Representatives or to notify a person that has made or, to the knowledge of Primary, is making any inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.12), (iv) grant any waiver, amendment or release of or under, or fail to enforce, any confidentiality, standstill or similar agreement (or any confidentiality, standstill or similar provision of any other contract), or (v) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, if, after the date of this Agreement and before the receipt of the Requisite Primary Vote, Primary receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12, Primary may, and may permit its Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal but only to the extent that, before doing so, the Board of Directors of Primary concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that (A) such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (B) failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, before furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, Primary shall have provided such information to the Hometown Parties and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Primary or otherwise prevent Primary from providing any information to the Hometown Parties in accordance with this Agreement or otherwise comply with its obligations under this Agreement. Primary will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the Hometown Parties with respect to any Acquisition Proposal. Primary will promptly (within twenty-four (24) hours) advise the Hometown Parties following receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the Hometown Parties with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the Hometown Parties apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Primary shall use its reasonable best efforts to (x) enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof, and (y) within five (5) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than the Hometown Parties and its Representatives in their capacity as such) pursuant to any such agreement. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of Primary and its Subsidiaries or 25% or more of any class of equity or voting securities of Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Primary, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Primary, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Primary or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of Primary. As used in this Agreement, “Superior Proposal” means any unsolicited bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that Primary’s Board of Directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Primary’s common stock or all, or substantially all, of the assets of Primary, (y) would result in a transaction that (i) involves consideration to the holders of the shares of Primary’s common stock that is, after accounting for payment of the Termination Fee that may be required hereunder, more favorable, from a financial point of view, than the consideration to be paid to the holders of shares of Primary’s Common Stock pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond, or in addition to, those specifically contemplated hereby, and that proposal is not conditioned upon obtaining financing and (ii) is, in light of the other terms of such proposal, more favorable to the shareholders of Primary than the Merger and the other transactions contemplated by this Agreement, and (z) is reasonably likely to be completed on the terms proposed, in each case, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal.

(b) Nothing contained in this Agreement shall prevent Primary or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to Primary’s stockholders; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.13 Public Announcements. The Hometown Parties and Primary agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the Hometown Parties and Primary. Thereafter, each of the parties agrees that no public release or announcement or written statement concerning this Agreement or the transactions contemplated hereby (including written employee and customer communications) shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance, or (ii) for such releases, announcements or statements that are consistent with other such releases, announcements or statements made after the date of this Agreement in compliance with this Section 6.13; provided that, in the case of any such public releases, announcements or statements issued by the Hometown Parties, the Hometown Parties shall only be required to provide

Primary with the portions of such releases, announcements or statements that reference Primary or the transactions contemplated hereby.

6.14 Change of Method. Primary and the Hometown Parties shall be empowered, upon their mutual agreement, at any time before the Effective Time, to change the method or structure of effecting the combination of Primary and the Hometown Parties (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the amount of Cash Consideration per share of Primary Common Stock, (b) adversely affect the Tax treatment of holders of Primary Common Stock or Newco Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Primary or the Hometown Parties pursuant to this Agreement, or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.15 Takeover Statutes. No party nor any of their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Primary Voting Agreements, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.16 Operating Functions. To the extent permitted by Law and upon the Hometown Parties’ request, Primary shall (and shall cause its Subsidiaries to) regularly discuss and reasonably cooperate with the Hometown Parties in connection with (a) planning for the efficient and orderly combination of Primary and bankESB and the operation of the Surviving Entity and its Subsidiaries, and (b) preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as the Hometown Parties may decide. Each party shall cooperate with the other party in preparing to execute conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with related service providers and other parties). Before the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, including this Article VI, complete control and supervision over its and its Subsidiaries’ respective operations.

6.17 Exemption from Liability under Section 16(b). The Board of Directors of Newco, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall before the Effective Time take all such steps as may be required to cause any acquisitions of Newco Common Stock by any holders of Primary Common Stock who, immediately following the Merger, will be officers or directors of Newco subject to the reporting requirements of Section 16(a) of the Exchange Act pursuant to the transactions contemplated by this Agreement to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18 Corporate Governance. Prior to the Effective Time, subject to its corporate governance policies, Newco shall expand its Board of Directors and select one member of the Primary Board of Directors to fill the vacant seat. Further, Newco, in good faith, will strongly consider adding a second Primary Board member to the Newco Board for a term not to exceed one year. Any Primary Board member that joins the Newco Board must qualify as an “independent director” pursuant to the listing standards of NASDAQ. The director(s) will be incorporated into Newco’s committee structure after consideration of the director’s interest and experience.

6.19 MHC Conversion from Mutual to Stock Form. Commencing promptly after the date of this Agreement, the Hometown Parties will use reasonable best efforts to, and will take all reasonable steps necessary, to effect the Conversion on a timely basis. In addition, without limiting the generality of the foregoing, the Hometown Parties shall cause the following to be done:

(a) Hometown MHC will adopt the Plan of Conversion.

(b) The Hometown Parties will use reasonable best efforts to prepare and file all regulatory applications required to be filed in connection with the Conversion. The Hometown Parties shall each use, and shall each cause its applicable Subsidiaries to use, reasonable best efforts to obtain each such any regulatory approval required to effect the Conversion as promptly as reasonably practicable. Primary shall provide the Hometown Parties with any information concerning it that the Hometown Parties may reasonably request in connection with the regulatory applications required to be filed in connection with the Conversion and the Hometown Parties shall notify Primary promptly of the receipt of any comments from any Hometown Regulatory Agency with respect to the regulatory applications required to be filed in connection with the Conversion and of any requests by any Hometown Regulatory Agency for any amendment or supplement thereto or for additional information and shall promptly provide to Primary copies of all correspondence between the Hometown Parties and the SEC or any Hometown Regulatory Agency. The Hometown Parties agree that it will keep Primary apprised of the status of matters relating to completion of the Conversion.

(c) Newco shall prepare a prospectus to be issued by Newco in connection with the offering of shares of Newco Common Stock in the Conversion (“Conversion Offerings”) that meets all of the requirements of the Securities Act, applicable state securities laws and banking laws and regulations (the “Conversion Prospectus”). The Conversion Prospectus shall be incorporated into the Registration Statement. Newco shall use its reasonable best efforts to have the Conversion Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Newco shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Conversion Offerings.

(d) Primary shall provide Newco with any information concerning it that Newco may reasonably request in connection with the Conversion Prospectus and Newco shall notify Primary promptly of the receipt of any comments of the SEC and any Hometown Regulatory Agency with respect to the Conversion Prospectus and of any requests by the SEC, or any other Hometown Regulatory Agency for any amendment or supplement thereto or for additional information and shall promptly provide to Primary copies of all correspondence between Newco and the SEC or any Hometown Regulatory Agency.

(e) Each party hereto shall promptly notify the other if at any time it becomes aware that the Conversion Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein in light of the circumstances under which they were made not misleading. In such event the parties shall cooperate in the preparation of a supplement or amendment to such Conversion Prospectus that corrects such misstatement or omission and Newco shall file an amended Registration Statement with the SEC.

(f) The Hometown Parties shall promptly advise Primary upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the Conversion that causes any of the Hometown Parties to believe that there is a reasonable likelihood that any required regulatory approvals to effect the Conversion will not be obtained, or that the receipt of any such approval will be materially delayed.

Article VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or before the Effective Time of the following conditions:

(a) Shareholder Approval. The Requisite Primary Vote shall have been obtained.

(b) NASDAQ Listing. The shares of Newco Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Other Third-Party Approvals. All other notices, consents or waivers from third parties (other than Governmental Entities) with respect to the transactions contemplated by this Agreement shall have been made or obtained except as would not reasonably be expected to have a Material Adverse Effect on Primary or the Hometown Parties.

(d) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated.

(e) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(f) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or any of the other transactions contemplated by this Agreement.

(g) Conversion. Hometown MHC shall have consummated the Conversion.

(h) Subsidiary Bank Mergers. The Subsidiary Bank Mergers shall have been consummated.

7.2 Conditions to Obligations of the Hometown Parties. The obligations of the Hometown Parties to effect the Merger are also subject to the satisfaction or waiver by the Hometown Parties at or before the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Primary set forth in Sections 3.2, 3.7, 3.8(a) and 3.21 (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2, such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Primary set forth in Sections 3.1, 3.3(a) and 3.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Primary set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Primary or the Surviving Entity. The Hometown Parties shall have received a certificate dated as of the Closing Date signed on behalf of Primary by the Chief Executive Officer and the Chief Financial Officer of Primary to the foregoing effect.

(b) Performance of Obligations of Primary. Primary shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or before the Effective Time, and the Hometown Parties shall have received a certificate dated as of the Closing Date signed on behalf of Primary by the Chief Executive Officer and the Chief Financial Officer of Primary to such effect.

(c) Federal Tax Opinion. The Hometown Parties shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to the Hometown Parties, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Hometown Parties and Primary, reasonably satisfactory in form and substance to such counsel.

(d) No Materially Burdensome Condition. No Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(e) Dissenting Shares. Dissenting Shares shall represent not more than ten percent (10%) of the outstanding shares of Primary Common Stock.

7.3 Conditions to Obligations of Primary. The obligation of Primary to effect the Merger is also subject to the satisfaction or waiver by Primary at or before the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Hometown Parties set forth in Sections 4.2(a), 4.8(a) and 4.19 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of the Hometown Parties set forth in Sections 4.1, 4.2(c), 4.3(a) and 4.3(b)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of the Hometown Parties set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Hometown Parties. Primary shall have received a certificate dated as of the Closing Date signed on behalf of the Hometown Parties by the Chief Executive Officer and the Chief Financial Officer of the Hometown Parties to the foregoing effect.

(b) Performance of Obligations of the Hometown Parties. Each of the Hometown Parties shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or before the Effective Time, and Primary shall have received a certificate dated as of the Closing Date signed on behalf of the Hometown Parties by the Chief Executive Officer and the Chief Financial Officer of the Hometown Parties to such effect.

(c) Federal Tax Opinion. Primary shall have received the opinion of Gallagher, Callahan & Gartrell, in form and substance reasonably satisfactory to Primary, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Hometown Parties and Primary, reasonably satisfactory in form and substance to such counsel.

Article VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time before the Effective Time, whether before or after receipt of the Requisite Primary Vote:

(a) by mutual written consent of the Hometown Parties and Primary;

(b) by either the Hometown Parties or Primary if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable, order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Conversion, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c) by either the Hometown Parties or Primary if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d) by either the Hometown Parties or Primary (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Primary, in the case of a termination by the Hometown Parties, or the Hometown Parties, in the case of a termination by Primary, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by the Hometown Parties, or Section 7.3, in the case of a termination by Primary, and which is not cured within forty-five (45) days following written notice to Primary, in the case of a termination by the Hometown Parties, or the Hometown Parties, in the case of a termination by Primary, or by its nature or timing cannot be cured during such period (or such fewer days as remain before the Termination Date);

(e) by the Hometown Parties before such time as the Requisite Primary Vote is obtained, if (i) Primary or the Board of Directors of Primary shall have made a Recommendation Change or (ii) Primary or the Board of Directors of Primary shall have breached its obligations under Sections 6.4 or 6.12 in any material respect; or

(f) by the Hometown Parties or Primary, following the Primary Meeting (including any adjournments or postponements thereof), if Primary (i) has not breached any of its obligations under Section 6.4 or Section 6.12 in any material respect, and (ii) failed to obtain the Requisite Primary Vote at the Primary Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either the Hometown Parties or Primary as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of the Hometown Parties, Primary, any of their Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of the Hometown Parties or Primary shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i) In the event that after the date of this Agreement and before the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Primary or shall have been made directly to the shareholders of Primary generally or any person shall have publicly announced (and not withdrawn at least two (2) business days before the Primary Meeting) an Acquisition Proposal, in each case with respect to Primary and (A) (x) thereafter this Agreement is terminated by either the Hometown Parties or Primary pursuant to Section 8.1(c) without the Requisite Primary Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 having been satisfied or were capable of being satisfied before such termination), or (y) thereafter this Agreement is terminated by the Hometown Parties pursuant to Section 8.1(d) as a result of a willful breach of this Agreement by Primary, or (z) this Agreement is terminated by either the Hometown Parties or Primary pursuant to Section 8.1(f), and (B) before the date that is twelve (12) months after the date of such termination, Primary enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Primary shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay the Hometown Parties, by wire transfer of same day funds, a fee equal to $6.25 million (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%.”

(ii) In the event that this Agreement is terminated by the Hometown Parties pursuant to Section 8.1(e), then Primary shall pay the Hometown Parties, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c) Notwithstanding anything to the contrary herein, but without limiting the right of the Hometown Parties to recover liabilities or damages arising out of Primary’s fraud or its willful and material breach of any provision of this Agreement, in no event shall Primary be required to pay the Termination Fee more than once.

(d) Each of the Hometown Parties and Primary acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Hometown Parties would not enter into this Agreement; accordingly, if Primary fails promptly to pay the amount due pursuant to this Section 8.2, and, to obtain such payment, the Hometown Parties commences a suit that results in a judgment against Primary for the Termination Fee or any portion thereof, Primary shall pay the costs and expenses of the Hometown Parties (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Primary fails to pay the amounts payable pursuant to this Section 8.2, then Primary shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amount payable by Primary pursuant to Section 8.2(b) and this Section 8.2(d) constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the Hometown Parties in the event of a termination of this Agreement specified in such applicable section.

Article IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.8 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Primary Vote; provided, that after the receipt of the Requisite Primary Vote, there may not be, without further approval of the shareholders of Primary, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time before the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the Hometown Parties, in the case of Primary, or Primary, in the case of the Hometown Parties, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, that after the receipt of the Requisite Primary Vote, there may not be, without further approval of the shareholders of Primary any extension or waiver of this Agreement or any portion thereof that requires such further shareholder approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Hometown Parties, to:

Hometown Financial Group, Inc.
36 Main Street
Easthampton, MA 01027
	Attention:	Matthew S. Sosik, Chairman and Chief Executive Officer
	Email:	msosik@bankesb.com

(b)	With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015
	Attention:	Scott A. Brown
Lawrence M.F. Spaccasi
	Email:	sbrown@luselaw.com
lspaccasi@luselaw.com

(c)	if to Primary, to:

Primary Bank
207 Route 1
Bedford, New Hampshire 03110
	Attention:	William Greiner, Chairman of the Board
	Email:	rockmont2@gmail.com

(d)	With copies (which shall not constitute notice) to:
Gallagher, Callahan & Gartrell, P.C.
214 North Main Street
Concord, NH 03301
	Attention:	Dodd S. Griffith
	Email:	griffith@gcglaw.com

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Primary means the actual knowledge of any of the officers of Primary listed on Section 9.6 of the Primary Disclosure Schedule, and the “knowledge” of the Hometown Parties means the actual knowledge of any of the officers of the Hometown Parties listed on Section 9.6 of the Hometown Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the Commonwealth of Massachusetts or the State of New Hampshire are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its Representatives to the other party and its Representatives by 5:00 p.m., Eastern time, on the day immediately before the date of this Agreement or (ii) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately before the date of this Agreement, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger and the Conversion, and (f) “ordinary course” and “ordinary course of business” means the ordinary course of business consistent with past practice of the applicable person. The Primary Disclosure Schedule and the Hometown Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.7 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court sitting in the Commonwealth of Massachusetts (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Primary, in the case of the Hometown Parties or the Hometown Parties, in the case of Primary. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b), 12 C.F.R. § 309.5(g)(8), MGL chapter 167, §2 or NHRSA Section 383:10-b) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law and regulation. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e‑mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Hometown MHC, Hometown Financial, Newco, bankESB and Primary have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HOMETOWN FINANCIAL GROUP, MHC
(a Massachusetts mutual holding company)

By:	/s/ Matthew S. Sosik
	Name:	Matthew S. Sosik
	Title:	Chairman and Chief Executive Officer

HOMETOWN FINANCIAL GROUP, INC.
(a Massachusetts corporation)

By:	/s/ Matthew S. Sosik
	Name:	Matthew S. Sosik
	Title:	Chairman and Chief Executive Officer

HOMETOWN FINANCIAL GROUP, INC.
(a Maryland corporation)

By:	/s/ Matthew S. Sosik
	Name:	Matthew S. Sosik
	Title:	Chairman and Chief Executive Officer

BANKESB

By:	/s/ Matthew S. Sosik
	Name:	Matthew S. Sosik
	Title:	President and Chief Executive Officer

PRIMARY BANK

By:	/s/ William Greiner
	Name:	William Greiner
	Title:	Chairman of the Board

Exhibit A

[Form of Primary Bank Voting and Lock-Up Agreement]

VOTING AND LOCK-UP AGREEMENT

This Voting and Lock-Up Agreement (this “Agreement”), dated as of July 6, 2026, is entered into by and between Hometown Financial Group, Inc., a Massachusetts corporation (“Hometown”), and the undersigned party (the “Shareholder”).

WHEREAS, subject to the terms and conditions of the Agreement and Plan of Merger (as the same may be amended, supplemented or modified (the “Merger Agreement”)), dated as of the date hereof, by and among Hometown, Hometown Financial Group, Inc., a Maryland corporation (“Newco”), bankESB and Primary Bank (“Primary”), Primary will merge with and into bankESB, with bankESB as the surviving corporation;

WHEREAS, as of the date of this Agreement, the Shareholder owns beneficially or of record, and has the power to vote or direct the voting of, certain shares of common stock issued by Primary, $0.01 par value per share (all such shares, the “Existing Shares”); and

WHEREAS, as a condition and inducement for Hometown and Primary to enter into the Merger Agreement, Hometown requires that the Shareholder, in his or her capacity as a shareholder, enter into this Agreement, and the Shareholder has agreed to enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement. The following definition also applies to this Agreement:
a.
Beneficial Ownership. For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the meaning set forth in Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
2.
Effectiveness; Termination. This Agreement shall be effective upon signing. This Agreement shall automatically terminate and be null and void and of no effect if the Merger Agreement is terminated for any reason in accordance with its terms, as of the date of the termination of the Merger Agreement; provided that (i) this Section 2 and Sections 10 through 15 hereof shall survive any such termination and (ii) such termination shall not relieve any party of any liability or damages resulting from any willful or material breach of any of his or her representations, warranties, covenants or other agreements set forth herein. Section 3 of this Agreement and Section 6 solely with regard to the Shares shall automatically terminate and be null and void and of no effect upon the favorable vote of Primary’s shareholders with respect to the approval of the Merger Agreement and the Merger. Section 4 of this Agreement and Sections 5(b) and 6 with regard to the Merger

1

Shares shall automatically terminate and be null and void and of no effect following the completion of the Lock-Up Periods.
3.
Voting Agreement. From the date hereof until the earlier of (a) the termination of this Agreement in accordance with its terms or (b) the approval of the Merger Agreement at the Primary shareholder meeting to vote upon the Merger Agreement or any related matters (the “Primary Shareholder Meeting”) (such period of time, the “Support Period”), the Shareholder irrevocably and unconditionally hereby agrees, that at the Primary Shareholder Meeting (whether annual or special and each adjourned or postponed meeting), however called, or in connection with any written consent of Primary’s shareholders to vote upon the Merger Agreement, the Shareholder shall (i) appear at the Primary Shareholder Meeting or otherwise cause all of his or her Existing Shares and all other shares of Primary Common Stock or voting securities of Primary over which such Shareholder has acquired beneficial or record ownership after the date hereof and has the power to vote or direct the voting of (including any shares of Primary Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Primary Common Stock or pursuant to any other equity awards or derivative securities (including any Primary Stock Options) or otherwise) (together with the Existing Shares, the “Shares”), to be counted as present thereat for purposes of calculating a quorum, and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the approval of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone the Primary Shareholder Meeting to a later date if there are not sufficient votes to approve the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Primary contained in the Merger Agreement, or of the Shareholder contained in this Agreement, or (2) prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to the Shareholder in his or her capacity as a shareholder and the Shareholder makes no agreement or understanding in this Agreement in the Shareholder’s capacity as a director or officer of Primary or any of its Subsidiaries, and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by the Shareholder in the Shareholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; and (b) will be construed to prohibit, limit or restrict the Shareholder from exercising (i) the Shareholder’s fiduciary duties as an officer or director to Primary or its shareholders or (ii), if the Shareholder is serving as a trustee or fiduciary of any ERISA plan or trust, from exercising his or her duties and obligations as a trustee or fiduciary of such ERISA plan or trust. The Shareholder covenants and agrees that, except for this Agreement, such Shareholder (x) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the

2

Shares, except any proxy to carry out the intent of this Agreement and any proxy granted for ordinary course proposals at an annual meeting. The Shareholder agrees not to enter into any agreement or commitment with any person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth herein.
4.
Lock-Up Agreement.
(a)
Commencing at the Closing Date and ending at 5:00 p.m. Eastern Time on the date which is one year following the Closing Date (the “One-Year Lock-Up Period”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of any shares of Newco Common Stock received by the Shareholder pursuant to the Merger Agreement (the “Merger Shares”).
(b)
During the period commencing on the date that is one years following the Closing Date and ending at 5:00 p.m. Eastern Time on the date that is two years days following the Closing Date (the “Two-Year Lock-Up Period” and, with the One-Year Lock-Up Period, the “Lock-Up Periods”), the Shareholder will not directly or indirectly take any action to offer, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, transfer, pledge, or otherwise dispose of, or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition or otherwise) of more than 50% of the Merger Shares.
(c)
Any attempted transfer of the Merger Shares in violation of this Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Agreement and will not be recorded on the stock transfer records of Newco.
(d)
The Shareholder also agrees and consents to the entry of stop transfer instructions with Newco and its transfer agent and registrar against the transfer of the Merger Shares, except in compliance with this Agreement. In furtherance of the foregoing, Newco and its transfer agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Up Agreement. Newco may cause a legend in the form set forth below, or a legend substantially equivalent thereto, to be placed upon any certificates or other documents, ledgers, or instruments evidencing the Shareholder’s ownership of the Merger Shares:

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THE SHARES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A VOTING AND LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF HOMETOWN FINANCIAL GROUP, INC.

5.
Post-Closing Non-Competition and Voting Provisions.
(a)
For a period of three years following the Closing Date, the Shareholder agrees, without the written consent of Hometown, not to become an officer, employee, consultant, director, trustee, independent contractor, agent, joint venturer, partner or trustee of any savings bank, cooperative bank, trust company, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, any mortgage or loan broker or any other entity that is headquartered or chartered in New Hampshire; provided that this provision shall not apply to any Shareholder that had an employment agreement with Primary immediately prior to the execution of the Merger Agreement.
(b)
During the Lock-Up Periods, at any Annual or Special Meeting of Shareholders of Newco, the Shareholder covenants and agrees, and shall require each of his or her Affiliates, to vote all Merger Shares beneficially owned by them and all other shares of Newco Common Stock or voting securities of Newco over which such Shareholder has acquired beneficial or record ownership after the Closing Date and has the power to vote or direct the voting of in favor of (i) the nominees for election or re-election as directors of Newco selected by the Board of Directors of the Company and otherwise support such director candidates; and (ii) such other proposals submitted to the Shareholders of Newco as are recommended by the Board of Directors of Newco.
(c)
During the Lock-Up Periods, the Shareholder agrees to use reasonable best efforts to maintain with bankESB any deposit, loan and other business relationships with Primary in existence as of the date of this Agreement.
6.
Transfer Restrictions. The Shareholder hereby agrees that such Shareholder will not, without the prior written consent of Hometown, directly or indirectly, offer for sale, sell, transfer, assign, give, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), enter into any swap or other hedging arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares during the Support Period or the Merger Shares during the Lock-Up Periods, or any interest therein, including the right to vote any Shares or Merger Shares, as applicable (a “Transfer”); provided, that the Shareholder may (i) Transfer Shares or Merger Shares pursuant to any currently existing pledge agreement or for estate planning or philanthropic purposes so long as the transferee, before the date of Transfer, agrees in writing to be bound by and comply with the provisions of this Agreement and the Shareholder provides at least two (2) days’ written notice to Hometown (which shall

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include the written consent of the transferee agreeing to be bound by and comply with the provisions of this Agreement), in which case the Shareholder shall remain jointly and severally liable for any breach of this Agreement by such transferee, (ii) bequeath Shares or Merger Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender Shares to Primary in connection to pay the exercise price of any Stock Options or to satisfy any withholding for the payment of taxes incurred in connection with such exercise or (iv) Transfer Shares or Merger Shares as is otherwise permitted in writing by Hometown in its sole discretion.
7.
Representations of the Shareholder. The Shareholder represents and warrants to Hometown as follows: (a) the Shareholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Hometown, constitutes a valid and legally binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery of this Agreement by the Shareholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any law or result in any breach of or violation of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Shares pursuant to, any agreement or other instrument or obligation binding upon the Shareholder or the Shares (including under the articles of agreement and bylaws of Primary), nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) the Shareholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) and has the power to vote or direct the voting of the Shares, and the number of such Shares as of the date of this Agreement is identified on the signature page hereto; and (e) the Shareholder beneficially owns the Shares free and clear of any proxy, voting restriction, adverse claim or other lien (other than any restrictions created or permitted by this Agreement or under applicable federal or state securities laws). The Shareholder agrees that the Shareholder shall not take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of preventing, impairing, delaying or adversely affecting the performance by the Shareholder of his or her obligations under this Agreement. The Shareholder agrees to cause any of his, her or its Affiliates to cooperate fully with Hometown in connection with the Merger Agreement and the transactions contemplated thereto. The Shareholder agrees, without further consideration, to execute and deliver such additional documents and to take such further actions as are necessary or reasonably requested by Hometown to confirm and assure the rights and obligations set forth in this Agreement. The Shareholder understands and acknowledges that Hometown is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations and warranties of such Shareholder contained herein. Such Shareholder understands and

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acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.
8.
Publicity. The Shareholder hereby authorizes Hometown and Primary to publish and disclose in any announcement or disclosure in connection with the Merger, including the stock offering prospectus, Proxy Statement or any other filing with any Governmental Entity made in connection with the Merger, the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligations under this Agreement. The Shareholder agrees to notify Hometown as promptly as practicable of any inaccuracies or omissions in any information relating to the Shareholder that is so published or disclosed.
9.
Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than, if the Shareholder is a director or officer of Primary, with respect to any employment, change of control or settlement agreement between the Shareholder and either Hometown or Primary, or its Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party to this Agreement any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by Hometown to a majority-owned affiliate or any successor-in-interest of Hometown (including Newco), but no such assignment shall relieve Hometown of its obligations hereunder.
10.
Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Hometown would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Hometown may be entitled (including monetary damages), Hometown shall be entitled to seek injunctive relief to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions hereof, and the Shareholder hereby waives any defense in any action for specific performance or an injunction or other equitable relief that a remedy at law would be adequate. The Shareholder further agrees that neither Hometown nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Shareholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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11.
Governing Law. This Agreement is governed by, and shall be interpreted in accordance with, the laws of the State of Maryland, without regard to any applicable conflict of law principles.
12.
Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, electronic mail (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) if to the Shareholder, to the address or e-mail address, as applicable, set forth in Schedule A hereto, and if to Hometown, in accordance with Section 9.5 of the Merger Agreement.
13.
Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
14.
Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Hometown and the Shareholder, and (b) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
15.
Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) THE PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) THE PARTY MAKES THIS WAIVER VOLUNTARILY; AND (IV) THE PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

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16.
Counterparts. The parties may execute this Agreement in one or more counterparts, including by facsimile or other electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]h

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

HOMETOWN FINANCIAL GROUP, INC.

By:
Matthew S. Sosik
	Title:	Chief Executive Officer

[Additional Signatures on Next Page]

SHAREHOLDER:

Name

Title

Number of Shares:

Schedule A

Shareholder Information

Name, Address and E-Mail Address for Notices